EXHIBIT 99.1

EXECUTION COPY

LOAN AND SECURITY AGREEMENT

BANK OF AMERICA, N.A.

THE LENDER

CHARLOTTE RUSSE, INC.

AS BORROWER

AND

THE OTHER OBLIGORS PARTY HERETO

JUNE 24, 2005

TABLE OF CONTENTS

ARTICLE I. - DEFINITIONS:		1
ARTICLE II. - THE REVOLVING CREDIT		35
2.1	ESTABLISHMENT OF REVOLVING CREDIT	35
2.2	RESERVES/CHANGES IN RESERVES.	35
2.3	ADVANCES IN EXCESS OF BORROWING BASE (OVERLOANS)	36
2.4	RISKS OF VALUE OF COLLATERAL.	36
2.5	COMMITMENT TO MAKE REVOLVING CREDIT LOANS AND SUPPORT LETTERS OF CREDIT.	37
2.6	REVOLVING CREDIT LOAN REQUESTS.	37
2.7	MAKING OF REVOLVING CREDIT LOANS	39
2.8	THE LOAN ACCOUNT.	40
2.9	THE REVOLVING CREDIT NOTE.	41
2.10	PAYMENT OF THE LOAN ACCOUNT.	41
2.11	INTEREST ON REVOLVING CREDIT LOANS.	43
2.12	UNUSED LINE FEE.	44
2.13	CLOSING FEE.	44
2.14	RESERVED	44
2.15	CONCERNING FEES.	45
2.16	LENDER’S DISCRETION.	45
2.17	PROCEDURES FOR ISSUANCE OF L/C’S.	46
2.18	FEES FOR L/C’S.	47
2.19	CONCERNING L/C’S.	49
2.20	CHANGED CIRCUMSTANCES.	50
2.21	INCREASE IN REVOLVING CREDIT LOAN CEILING.	53
ARTICLE III. - CONDITIONS PRECEDENT		53
3.1	CORPORATE DUE DILIGENCE.	53
3.2	OPINION.	54
3.3	OFFICER’S CERTIFICATES.	54
3.4	ADDITIONAL DOCUMENTS.	54
3.5	REPRESENTATIONS AND WARRANTIES.	54
3.6	MINIMUM DAY ONE AVAILABILITY.	55
3.7	ALL FEES AND EXPENSES PAID.	55
3.8	NO DEFAULT.	55
3.9	NO ADVERSE CHANGE.	55
3.10	VALIDITY OF LIENS.	55
ARTICLE IV. - REPRESENTATIONS AND WARRANTIES:		55
4.1	DUE ORGANIZATION. CORPORATE AUTHORIZATION. NO CONFLICTS.	56
4.2	TRADE NAMES.	58
4.3	INTELLECTUAL PROPERTY.	58
4.4	SOLVENCY.	58
4.5	LOCATIONS.	58
4.6	TITLE TO ASSETS.	59
4.7	INSURANCE.	60
4.8	LICENSES AND OTHER MATERIAL CONTRACTS.	60
4.9	LEASES.	61

i

4.10	REQUIREMENTS OF LAW.	61
4.11	LABOR RELATIONS.	61
4.12	TAXES.	62
4.13	NO MARGIN STOCK.	62
4.14	ERISA.	63
4.15	HAZARDOUS MATERIALS.	63
4.16	LITIGATION.	64
4.17	ADEQUACY OF DISCLOSURE.	64
ARTICLE V. - GENERAL COVENANTS:		64
5.1	PAYMENT AND PERFORMANCE OF LIABILITIES.	64
5.2	INDEBTEDNESS.	64
5.3	MAINTAIN PROPERTIES.	66
5.4	DIVIDENDS; INVESTMENTS; CORPORATE ACTION.	66
5.5	LOANS.	67
5.6	PROTECTION OF ASSETS.	68
5.7	LINE OF BUSINESS.	68
5.8	AFFILIATE TRANSACTIONS.	69
5.9	FURTHER ASSURANCES.	69
5.10	NO RESTRICTIONS ON LIABILITIES.	70
5.11	LOCATIONS.	70
5.12	INSURANCE.	70
5.13	PERFECTION CERTIFICATION	71
5.14	HAZARDOUS MATERIALS	72
5.15	OTHER COVENANTS.	72
ARTICLE VI. - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:		72
6.1	MAINTAIN RECORDS.	72
6.2	ACCESS TO RECORDS.	72
6.3	NOTICE TO LENDER.	73
6.4	BORROWING BASE CERTIFICATE.	75
6.5	ADDITIONAL NOTICES TO LENDER UPON REQUEST.	75
6.6	MONTHLY REPORTS.	76
6.7	QUARTERLY REPORTS.	76
6.8	ANNUAL REPORTS.	76
6.9	OFFICERS’ CERTIFICATES.	77
6.10	INVENTORIES, APPRAISALS, AND AUDITS.	77
6.11	ADDITIONAL FINANCIAL INFORMATION.	79
6.12	AVAILABILITY COVENANT.	79
ARTICLE VII. - USE AND COLLECTION OF COLLATERAL:		80
7.1	INVENTORY COVENANTS.	80
7.2	ACCOUNT COVENANTS.	81
7.3	NOTIFICATION TO ACCOUNT DEBTORS.	82
7.4	RIGHT TO CURE	82
ARTICLE VIII. - CASH MANAGEMENT; PAYMENT OF LIABILITIES:		82
8.1	DEPOSITORY ACCOUNTS.	82
8.2	CREDIT CARD RECEIPTS.	84
8.3	THE CONCENTRATION, BLOCKED, OPERATING ACCOUNTS AND INVESTMENT ACCOUNTS.	84

8.4	PROCEEDS AND COLLECTION OF ACCOUNTS.	86
8.5	PAYMENT OF LIABILITIES.	87
8.6	THE OPERATING ACCOUNTS AND DISBURSEMENT ACCOUNT.	88
ARTICLE IX. - GRANT OF SECURITY INTEREST:		89
9.1	GRANT OF SECURITY INTEREST.	89
9.2	EXTENT, DURATION AND RELEASE OF COLLATERAL INTEREST.	90
9.3	PERFECTION OF SECURITY INTERESTS.	91
ARTICLE X. - LENDER AS OBLIGORS’ ATTORNEY-IN-FACT:		94
10.1	APPOINTMENT AS ATTORNEY-IN-FACT.	94
10.2	NO OBLIGATION TO ACT.	95
ARTICLE XI. - EVENTS OF DEFAULT:		95
11.1	FAILURE TO PAY REVOLVING CREDIT.	96
11.2	FAILURE TO MAKE OTHER PAYMENTS.	96
11.3	FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD).	96
11.4	FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD).	96
11.5	MISREPRESENTATION.	97
11.6	BREACH OF MATERIAL CONTRACTS. BREACH OF LEASE.	97
11.7	ATTACHMENT; JUDGMENT; RESTRAINT OF BUSINESS.	98
11.8	BUSINESS FAILURE.	99
11.9	BANKRUPTCY.	99
11.10	INDICTMENT – FORFEITURE	100
11.11	CHALLENGE TO LOAN DOCUMENTS.	100
11.12	CHANGE IN CONTROL.	100
ARTICLE XII. - RIGHTS AND REMEDIES UPON DEFAULT:		100
12.1	RIGHTS OF ENFORCEMENT.	101
12.2	SALE OF COLLATERAL.	101
12.3	OCCUPATION OF BUSINESS LOCATION.	102
12.4	GRANT OF NONEXCLUSIVE LICENSE.	102
12.5	ASSEMBLY OF COLLATERAL.	103
12.6	RIGHTS AND REMEDIES.	103
12.7	WHEN CONTINUING.	103
12.8	RIGHTS UPON CURE.	103
ARTICLE XIII. - NOTICES:		104
13.1	NOTICE ADDRESSES.	104
13.2	NOTICE GIVEN.	105
ARTICLE XIV. - TERM:		105
14.1	TERMINATION OF REVOLVING CREDIT.	105
14.2	ACTIONS ON TERMINATION.	106
ARTICLE XV. - GENERAL:		106
15.1	PROTECTION OF COLLATERAL.	106
15.2	PUBLICITY.	106
15.3	SUCCESSORS AND ASSIGNS.	107
15.4	SEVERABILITY.	107
15.5	AMENDMENTS AND WAIVERS.	107
15.6	POWER OF ATTORNEY.	107
15.7	APPLICATION OF PROCEEDS.	108

15.8	INCREASED COSTS.	108
15.9	COSTS AND EXPENSES OF THE LENDER.	108
15.10	COPIES AND FACSIMILES.	109
15.11	GOVERNING LAW	109
15.12	CONSENT TO JURISDICTION.	109
15.13	INDEMNIFICATION.	110
15.14	RULES OF CONSTRUCTION.	111
15.15	RIGHT OF SET-OFF.	112
15.16	PLEDGES TO FEDERAL RESERVE BANKS.	113
15.17	MAXIMUM INTEREST RATE.	113
15.18	WAIVERS.	113
15.19	COUNTERPARTS.	114
15.20	CONFIDENTIAL INFORMATION.	114
15.21	ADDITIONAL WAIVERS	115

ANNEX

I	:	Perfection Certificate

EXHIBITS
2.9	:	Revolving Credit Note
2.18(a)	:	L/C Fee Schedule
4.1	:	Legal Name and Form of Obligors
4.2	:	Trade Names
4.5(a)	:	Locations
4.5(b)	:	Customs Brokers, etc.
4.6(a)	:	Encumbrances
4.6(b)	:	Goods in Possession of Third Parties
4.7	:	Insurance Policies
4.8(a)	:	Material Contracts
4.8(b)	:	Material Franchise, etc. Agreements
4.9	:	Leases and Capital Leases
4.11	:	Collective Bargaining Agreements
4.12	:	Taxes
4:14	:	ERISA
4.16	:	Litigation
5.2	:	Indebtedness
5.5	:	Investments
5.11(a)	:	Form of Collateral Access Agreement
6.4	:	Form of Borrowing Base Certificate
6.9	:	Officer’s Compliance Certificate
8.1	:	DDA’s and Investment Accounts
8.2	:	Credit Card Agreements
9.3(d)	:	Investment Property
9.3(f)	:	Letter of Credit Rights

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of June 24, 2005, is made between Bank of America, N.A., (the “Lender”), Charlotte Russe, Inc., a California corporation (the “Borrower”), Charlotte Russe Holding, Inc., a Delaware corporation, Charlotte Russe Administration, Inc, a California corporation and Charlotte Russe Merchandising, Inc., a California corporation.

WITNESSETH:

WHEREAS, the Borrower and other Obligors (defined below) have requested that the Lender enter into financing arrangements with the Borrower pursuant to which the Lender may make loans and advances, and provide other financial accommodations, to the Borrower and for the benefit of the other Obligors; and

WHEREAS, the Lender is willing to agree to make such loans and advances, and provide such financial accommodations, to the Borrower and for the benefit of the other Obligors on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. - DEFINITIONS:

As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

“Acceleration”: With respect to any Indebtedness, its becoming due and payable prior to its stated maturity. Derivations of the word “Acceleration” (such as “Accelerate”) are used with like meaning in this Agreement.

“Accounts” and “Accounts Receivable”: All present and future “Accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; for the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance; and also all Account rights associated with Inventory, including the right of stoppage in transit; and Account rights to reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

“ACH”: Automated clearing house.

“ACH Transactions”: Any cash management or related services (including the ACH processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Bank of America or its Affiliates for the account of the Borrower and its Subsidiaries.

“Account Debtor”: Has the meaning given that term in the UCC.

“Acquisition”: Any purchase or other acquisition by any Obligor of all of the equity or all or substantially all the assets of any other Person.

“Affiliate”: With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Thirty Three Percent (33%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to elect a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) the same third Person holds, directly or indirectly, not less than Thirty Three Percent (33%) of their respective capital stock, beneficial interests, partnership interests or other equity interests; or has directly or indirectly the right to elect the majority of directors of both such parties.

“Agreement”: This Loan and Security Agreement, as it may be modified, amended, supplemented, amended or restated from time to time.

“Appraised Inventory Net Liquidation Value”: The product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by (b) that percentage, as reasonably determined by the Lender from the then most recent appraisal of the Borrower’s Inventory obtained by the Lender, to reflect the appraiser’s estimate of the net realization on Retail of the Liquidation of the Borrower’s Inventory.

“Appraised Inventory Percentage”: Eighty-five (85%) Percent.

“Audit and Appraisal Threshold”: At any time determined, (i) the value of Permitted Investments maintained with the Lender are less than $5,000,000 or (ii) Revolving Credit Loans requested by the Borrower are outstanding or (iii) there exists an Event of Default that is continuing. In the event that the Borrower triggers the Audit and Appraisal Threshold, the Audit and Appraisal Threshold shall be reestablished, provided, that, at any time determined for a period of 365 consecutive days (i) the value of Permitted Investments maintained with the Lender are greater than $5,000,000 and (ii) no Revolving Credit Loans requested by the Borrower are outstanding and (iii) no Event of Default has occurred.

“Authorized Officer”: The Borrower’s President, Chief Executive Officer, Treasurer, Secretary or Chief Financial Officer duly authorized by the Borrower’s Board of Directors, or, in the case of Borrowing Base Certificates, such other person as is authorized by the Board of Directors of the Borrower.

“Available Facility”: The Borrowing Base minus the aggregate of the Availability Reserves, not to exceed the Revolving Credit Loan Ceiling.

“Availability”:

The result of

(i)	The Available Facility

Minus

(ii)	The aggregate unpaid balance of the Loan Account

Minus

(iii)	The aggregate undrawn Stated Amount of all then outstanding L/C’s.

“Availability Reserves”: Such reserves as the Lender from time to time establishes in the Lender’s reasonable discretion in accordance with Section 2.2 of this Agreement as being appropriate to reflect the impediments to the Lender’s ability to realize upon the Collateral. Without limiting the generality of the foregoing but subject to Section 2.2 of this Agreement, Availability Reserves may include (but are not limited to) reserves (without any duplication) based on (i) two (2) months’ rent for any location in a Landlord State at which Collateral included in the Borrowing Base is located and with respect to which a Collateral Access Agreement or landlord waiver has not been received by the Lender, (ii) taxes and other governmental charges, including, ad valorem, personal property, (iii) Import Landing Costs, and (iv) Landing Costs.

“Bank of America”: Bank of America, N.A., or its successor.

“Bank Product Agreements”: Those certain agreements entered into from time to time by the Obligors in connection with any Bank Products.

“Bank Product Obligations”: All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Obligors to the Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Obligors are obligated to reimburse to the Lender as a result of the Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any of the Obligors pursuant to the Bank Product Agreements.

“Bank Products”: Any service or facility extended to the Borrower or its Subsidiaries by Bank of America or any Affiliate of Bank of America in connection with the Loan Documents, including: (a) deposit accounts, (b) credit cards, (c) credit card processing services, (d) debit cards, (e) purchase cards, (f) ACH Transactions, (g) cash management, including controlled disbursement, accounts or services, (h) Hedge Agreements, or (i) any other financial services.

“Bankruptcy Code”: Title 11, U.S.C., as amended from time to time.

“Base”: The Base rate is the publicly announced prime rate from time to time by the Lender (which is not intended to be the Lender’s lowest or most favorable rate in effect at any time). In the event that said bank (or any such successor) ceases to announce such a rate, “Base” shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Base Rate. Any change in “Base” shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index “Base” is being set. In all events, interest that is determined by reference to Base (or any successor to Base) shall be calculated on a 360-day year and actual days elapsed.

“Base Margin”: As determined pursuant to the applicable section of the Margin Pricing Grid set forth in Section 2.11(f), for loans initiated on or after the date when so set. Notwithstanding any of the foregoing to the contrary, for the period from the date hereof through September 25, 2005, the Base Margin shall be One Half of One Percent (0.50%) (Tier I) (regardless of whether Availability exists at a level which would otherwise result in the application of another Base Margin).

“Base Margin Loan”: Each Revolving Credit Loan while bearing interest at the Base Margin Rate.

“Base Margin Rate”: The aggregate of Base plus the applicable Base Margin.

“Blocked Account”: Any DDA which is subject to a Blocked Account Agreement.

“Blocked Account Agreement”: A Control Agreement, in form reasonably satisfactory to the Lender, pursuant to which an Obligor and applicable bank recognize the Lender’s Collateral Interest in the contents of the DDA and agrees that, upon notice by the Lender given following the occurrence and during the continuance of a Cash Management Event, such contents shall be transferred only to the Concentration Account or as otherwise instructed by the Lender.

“Borrower”: Defined in the Preamble.

“Borrower Group”: Parent, the Borrower, and each of their Subsidiaries.

“Borrowing Base”: The result of applying the following formula:

(a) The face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

Plus

(b) The lesser of (i) the Cost of Eligible Inventory (net of Inventory Reserves, except to the extent already deducted or excluded from Eligible Inventory) multiplied by the Inventory Advance Rate and (ii) the Appraised Inventory Percentage of the Appraised Inventory Net Liquidation Value of Eligible Inventory.

“Borrowing Base Certificate”: A Certificate substantially in the form attached hereto as EXHIBIT 6.4, signed by an Authorized Officer, reflecting the Borrower’s financial condition as of the last day of the fiscal month for the reporting period immediately prior to the date when furnished, including, if Revolving Credit Loans requested by the Borrower are outstanding, Inventory roll forwards from the prior period, and such other updated information as the Lender may reasonably require.

“Business Day”: Any day (with any references herein to time of day requirements meaning such times based on Eastern time as then in effect) other than (a) Saturday or Sunday; (b) any day on which banks in Charlotte, North Carolina, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Lender is not open to the general public to conduct business.

“Business Plan”: The Borrower’s business plan delivered to the Lender as of the Closing Date and any revision, amendment, or update of such business plan.

“Capital Adequacy Charge”: Defined in Section 15.8.

“Capital Adequacy Demand”: Defined in Section 15.8.

“Capital Expenditures”: For any period, (a) all expenditures made or costs incurred (whether in the form of cash or other property) in respect of the acquisition, maintenance or repair of any fixed or capital asset, excluding normal replacements and maintenance which are properly charged to current operations, (including, without limitation, Permitted Acquisitions of fixed or capital assets), in each case that are (or would be) set forth in a Consolidated statement of cash flows of the Borrower Group for such period prepared in accordance with GAAP as capital expenditures, and (b) Capital Lease Obligations incurred during such period.

“Capital Lease”: Any lease which is required to be classified and accounted for as a capitalized lease on the balance sheet of a Person in accordance with GAAP.

“Capital Lease Obligations”: The obligations of any Person to pay rent or other amounts under any Capital Lease and the amount thereof determined in accordance with GAAP.

“Cash Equivalent”: (a) Marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency or instrumentality thereof, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A or better from either S&P or Moody’s, (c) commercial paper maturing no more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, (d) time deposits or demand deposits with, or certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by or placed with, or deposit or money market accounts issued or offered by, any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, (e) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations entered into with the Lender or its Affiliates with a term of not more than 90 days for underlying securities of any of the types described in clauses (a) through (e) above, and (g) investments in money market or mutual funds offered by the Lender or its Affiliates that invest primarily in the foregoing items.

“Cash Management Event”: The earlier to occur of the following: (a) an Event of Default or (b) for five (5) consecutive days, Availability is less than the result (expressed in Dollars) of Twenty (20%) Percent multiplied by the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Loan Ceiling.

“Certificate”: Any certificate in form and substance reasonably acceptable to the Lender.

“Change in Control”: The occurrence of any of the following:

(a) The acquisition after the date hereof, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person (in each case, excluding, collectively, The SK Equity Fund, L.P. and the SK Investment Fund, L.P. and their Affiliates), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of 33% or more of the issued and outstanding capital stock of the Borrower having the right to vote for the election of directors of the Borrower.

(b) During any period of twelve (12) consecutive months, the majority of the members of the board of directors of Parent cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (ii) whose election or nomination to that board was approved by individuals referred to in clauses (i) or (ii) above constituting at the time of such election or nomination at least a majority of the board.

(c) The failure of Parent or the Borrower, individually or collectively, to directly or indirectly own, beneficially and of record, 100% of the capital stock of all of the other Obligors; provided, that, it shall not constitute a “Change in

Control” under this Agreement if the Borrower no longer owns 100% of the capital stock of any other Obligor as a result of a merger or consolidation of such other Obligor with and into the Borrower or Parent, with the Borrower or Parent being the survivor thereof, or with and into another Obligor.

“Chattel Paper”: Has the meaning given that term in the UCC.

“Closing Date”: The first date on which all conditions precedent in Article III of this Agreement are satisfied or waived under this Agreement or the initial L/Cs are issued under this Agreement.

“Closing Fee”: As set forth in Section 2.13

“Collateral”: Defined in Section 9.1.

“Collateral Access Agreement”: A landlord waiver, bailee letter, contractor letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, contractor, or other Person in possession of, having an Encumbrance upon, or having rights or interests, in the Equipment or Inventory, in each case, in form and substance reasonably satisfactory to the Lender.

“Collateral Interest”: Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

“Concentration Account”: The deposit account established by the Lender over which the Lender has sole dominion and control.

“Control Agreement”: An agreement, in form and substance reasonably satisfactory to the Lender, executed and delivered by an Obligor, the Lender, and the applicable securities intermediary or bank, which agreement is sufficient to give the Lender “control” over the subject Securities Account, DDA, Investment Property, or other account as provided in the UCC.

“Consolidated”: When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement, or report (as applicable) based upon the consolidation, in accordance with GAAP, with any adjustments or modifications reasonably acceptable to the Lender, of the financial condition or operating results of the Borrower Group.

“Cost”: The lower of

(a) the calculated cost of purchases, based upon the Borrower’s accounting practices, on a first-in, first-out (FIFO) basis, determined in accordance with the retail method of accounting and substantially consistent with such practices which are in effect on the date on which this Agreement was executed as such calculated cost is determined from invoices received by the Borrower or CRMI; the purchase journal of the Borrower or CRMI; or the stock ledger of the Borrower or CRMI; and

(b) the cost equivalent of the lowest ticketed or promoted price at which the subject Inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrower’s accounting system), determined in accordance with the retail method of accounting and reflecting the Borrower’s historic business practices;

provided that “Cost” does not include Inventory capitalization costs or other non-purchase price charges (such as freight and UNICAP) used in the Borrower’s or CRMI’s calculation of cost of goods sold.

“Cost Factor”: The result of 1 minus the Borrower’s rolling six (6) month average Gross Margin.

“Costs of Collection”: Includes, without limitation, all attorneys’ reasonable fees and reasonable out-of-pocket expenses incurred by the Lender’s attorneys, and all reasonable and documented out-of-pocket costs incurred by the Lender including, without limitation, reasonable and documented costs and expenses associated with any bankruptcy or insolvency proceeding or travel on behalf of the Lender, where such costs and expenses are directly or indirectly related to or in respect of the Lender’s: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Lender’s Rights and Remedies and/or any of the rights and remedies of the Lender against or in respect of any Obligor or other Person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender’s option may bear interest at the then effective Base Margin Rate.

“Credit Card Advance Rate”: Ninety (90%) Percent.

“Credit Card Acknowledgments”: Collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of the Lender acknowledging the Lender’s security interest, for and on behalf of the Lenders, in the monies due and to become due to the Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to a Blocked Account or the Concentration Account, as the same now exists or may hereafter be amended or modified, following the occurrence and during the continuance of a Cash Management Event; sometimes referred to herein individually as a “Credit Card Acknowledgment”.

“Credit Card Agreements”: Those certain credit card receipts agreements, each in form and substance reasonably satisfactory to the Lender and each of which is among any of the Obligors and any Credit Card Processors.

“Credit Card Issuer”: Any Person (other than an Obligor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa U.S.A., Inc., or Visa International and American Express, Discover and other non-bank credit or debit card, including without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

“Credit Card Processor”: Any servicing or processing agent or any factor or financial intermediary who services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of the Obligor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Extensions”: As of any day, shall be equal to the sum of (a) all outstanding Revolving Credit Loans, and (b) all outstanding L/C Obligations.

“CRMI”: Charlotte Russe Merchandising, Inc.

“Customer Credit Liability”: Gift certificates, customer deposits, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of the Borrower to its retail customers and prospective customers.

“Customs Broker Agreement”: A tri-party agreement in form reasonably satisfactory to the Lender, among an Obligor and a customs broker or other carrier, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Lender and agrees, upon notice from the Lender following the occurrence and during the continuance of an Event of Default, to hold and dispose of the subject Inventory solely as directed by the Lender.

“DDA”: Any checking or other demand depository account maintained by an Obligor other than an Exempt DDA.

“Default”: Any occurrence, circumstance, or state of facts with respect to an Obligor which would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not cured within any applicable grace period.

“Deposit Account”: Has the meaning given that term in the UCC.

“Distribution”: With respect to any Person, (a) the declaration or payment of any dividend on or in respect of any shares of capital stock of such Person, other than dividends payable solely in shares of capital stock (including options and warrants) of such Person, (b) the purchase, redemption, or other retirement by a Person of any shares of any class of capital stock of such Person, directly or indirectly, (c) the return of capital by such Person to its shareholders or other equity interest holders, or (d) any other distribution on or in respect of any shares of any class of capital stock or other equity interest of such Person, other than distributions payable solely in shares of capital stock (including options and warrants) of such Person.

“Documentary L/C”: Any L/C issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by any Obligor in the ordinary course of business of such Obligor.

“Documents”: Has the meaning given that term in the UCC.

“Documents of Title”: Has the meaning given that term in the UCC.

“Domestic Distribution Center”: Any of the Borrower’s distribution centers located at 4645 Morena Boulevard, San Diego, CA 92117 or 1175 E. Francis Street, Ontario, CA 91761 or elsewhere upon prior written notice to the Lender.

“Eligible Assignee”: (a) Any Affiliate of the Lender, (b) any commercial bank having total assets of $5,000,000,000 or more, (c) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $5,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (d) any other financial institution (including a mutual fund or other fund) having total assets of $5,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (c) above; provided, that each Eligible Assignee must either be organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Eligible Credit Card Receivables”: Accounts due to the Borrower on a non-recourse basis (other than charge-backs) from Credit Card Processors (which, if due on account of a private label credit card program, are deemed in the reasonable discretion of the Lender to be eligible), which accounts have been outstanding for no more than five (5) Business Days.

“Eligible Inventory”: The Borrower’s and CRMI’s owned finished goods Inventory (including Eligible Letter of Credit Inventory and Eligible Transfer Inventory, without duplication) that are ready for sale in the ordinary course of business, as reflected on the Borrower’s and CRMI’s stock ledger of Inventory.

In no event, shall “Eligible Inventory” include Goods that are not immediately saleable such as: (i) any non-merchandise inventory (such as labels, bags, and packaging materials); (ii) damaged Goods, return to vendor merchandise, and packaways; (iii) consigned Goods; (iv) obsolete Inventory; (v) Inventory that is in the possession of a third party which has not furnished the Lender with a Collateral Access Agreement, Customs Broker Agreement or similar document acknowledging the Lender’s interest in such Inventory or the Collateral; and (vi) any Inventory located in any store of the Borrower which has been closed for business for more than twenty (20) days in any Fiscal Quarter.

“Eligible Letter of Credit Inventory”: That portion of the Borrower’s or CRMI’s current or future Inventory (without duplication of other Eligible Inventory) the purchase of which is supported by a Documentary L/C then having an expiry date of ninety (90) or less days, provided that

(a) (i) Such Inventory of the Borrower and CRMI that qualifies as Eligible Inventory and (ii) such items on order that, upon shipment, would qualify as Eligible Inventory and which, following the occurrence of a Cash Management Event, the Lender in its reasonable discretion deems Eligible Letter of Credit Inventory; and

(b) The Documentary L/C which relates to such shipment names the Lender as consignee of the subject Inventory or the Lender has control over the documents which evidence ownership of the subject Inventory (such as by the providing to the Lender of a duly executed Customs Broker Agreement); and

(c) Such Inventory has not yet been delivered to one of the Obligors’ locations listed on EXHIBIT 4.5(a).

“Eligible Transfer Inventory”: That portion of the Borrower’s or CRMI’s Inventory (without duplication of other Eligible Inventory) which has been paid for by the Borrower or CRMI, as applicable, and is in transit between one of the Domestic Distribution Centers and one of the Borrower’s or CRMI’s other domestic locations listed on EXHIBIT 4.5(a), provided that such Inventory would otherwise qualify as Eligible Inventory.

“Employee Benefit Plan”: As defined in Section 3(3) of ERISA.

“Encumbrance”: Any security interest, mortgage, deed of trust, collateral assignment for security, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease to the extent constituting a security interest or preferential arrangement; conditional sale or other title retention agreement; sale of Accounts or Chattel Paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

“End Date”: If no Event of Default exists and is continuing, the date upon which (a) all Liabilities have been indefeasibly paid in full in cash (other than contingent indemnity obligations and, with respect to pending or threatened contingent indemnity obligations, for which the Lender has established adequate cash reserves in its reasonable discretion), and (b) the L/C Obligations have been reduced to zero or cash collateralized 103% of the Stated Amount of any outstanding L/Cs and the Issuer has no further obligation to issue L/Cs under this Agreement, and (c) all obligations of the Lender to make loans and advances and to provide other financial accommodations to, or for the benefit of, the Obligors hereunder shall have been irrevocably terminated. If an Event of Default exists and is continuing, the date upon which (a) all Liabilities have been indefeasibly paid in full in cash (other than contingent indemnity obligations for which, if (i) such contingent indemnity obligation is pending or threatened, (ii) the continuing Event of Default arose under Sections 11.8 or 11.9, or (iii) an Acceleration of the Liabilities or a Liquidation has occurred, the Lender has established adequate cash reserves in its reasonable discretion), and (b) the L/C Obligations have been reduced to zero or cash collateralized 103% of the Stated Amount of any outstanding L/Cs and the Issuer has no further obligation to issue L/Cs under this Agreement, and (c) all obligations of the Lender to make loans and advances and to provide other financial accommodations to, or for the benefit of, the Obligors hereunder shall have been irrevocably terminated.

“Environmental Laws”: Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to, environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

“Equipment”: Goods which qualify as “equipment” as defined in the UCC, whether now owned and hereinafter acquired, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and any and all attachments, accessions or additions thereto, and substitutions and replacements thereof, wherever located.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended, together with all regulations promulgated thereunder, and all orders and interpretations related thereto of any federal, state or local department, board or other similar governmental entity, or court having competent jurisdiction over such matters.

“ERISA Affiliate”: Any Person which is under common control with any of the Obligors within the meaning of Section 4001 of ERISA or is part of a group including such Obligor and which would be treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended.

“Eurodollar Business Day” Any day which is both a Business Day and a day on which banks in London, England in which the Lender or its successor participates is open for dealings in United States Dollar deposits.

“Eurodollar Loan”: Any Revolving Credit Loan which bears interest at a Eurodollar Rate.

“Eurodollar Margin”: As determined pursuant to the applicable section of the Margin Pricing Grid set forth in Section 2.11(f), for loans initiated on or after the date when so set, that is to say Eurodollar contracts in effect at the time of increases/decreases in margin will remain in effect at the margin originally utilized when the contract was opened. The margin in effect at a given time will apply to contracts opened at that time, and shall be based upon the Margin Pricing Grid. Notwithstanding any of the foregoing to the contrary, for the period from the date hereof through September 25, 2005, the Eurodollar Margin shall be 100 basis points (Tier I) (regardless of whether Availability exists at a level which would otherwise result in the application of another Eurodollar Margin).

“Eurodollar Offer Rate”: For any Interest Period, with respect to any Eurodollar Loan, the rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Lender to be the offered rate that appears on the page of the Telerate screen (or any successor thereto or, if not available, any such other available page or service) that displays the average British Banker Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) as determined by first-class banks in the London interbank market in which Bank of America participates at or about 10:00 a.m. two (2) Eurodollar Business Days before the first day of the Interest Period for the subject Eurodollar Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period.

“Eurodollar Rate”: That per annum rate (calculated on a 360-day year and actual days elapsed) equal to the Eurodollar Offer Rate plus the Eurodollar Margin except that, in the event that the Lender determines that the Lender may be subject to the Reserve Percentage, the “Eurodollar Rate” shall mean, with respect to any Eurodollar Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Eurodollar Loans thereafter made, an interest rate per annum equal to the sum of (a) plus (b), where:

(a) is the decimal equivalent of the following fraction:

Eurodollar Offer Rate

1 minus Reserve Percentage

(b) is the applicable Eurodollar Margin.

“Events of Default”: Defined in Article X. Each reference to an “Event of Default” is to an Event of Default that has not been duly waived in writing by the Lender. In the event of such due waiver, the so-waived Event of Default shall be deemed never to have occurred, other than with respect to any post-default interest which accrued prior to such waiver and with respect to any reimbursement obligation in respect of any Costs of Collection.

“Executive Order 13224”: Defined in Section 4.2(g).

“Exempt DDA”: A depository account maintained by any Obligor, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes or (ii) for payroll and payroll taxes; together with such other depository accounts agreed to by Lender in writing as constituting an Exempt DDA, such agreement not to be unreasonably withheld or delayed.

“Exempt Subsidiary”: Any (a) Foreign Subsidiary or (b) Inactive Subsidiary.

“Farm Products”: Has the meaning given that term in the UCC.

“Fee Letter”: The letter agreement, dated of even date herewith, by and between the Borrower and the Lender, setting forth certain fees payable by the Borrower to Lender for the benefit of itself and the Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, restated or replaced by mutual agreement of the parties hereto.

“Fiscal Quarter”: The fiscal quarter of Parent consisting of 13 or 14 weeks ending on or about each March 31, June 30, September 30 and December 31.

“Fiscal Year”: Each twelve (12) month accounting period of Parent, which ends on or about September 30 of each year.

“Fixtures”: Has the meaning given that term in the UCC.

“Foreign Subsidiary”: With respect to the Parent and Borrower (other than the Borrower as a Subsidiary of the Parent), any Subsidiary which is organized under the laws of a jurisdiction other than a state of the United States or the District of Columbia.

“GAAP”: Generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States that are applicable to the circumstances as of the date of determination consistently applied, provided, however, in the event of a Material Accounting Change, then unless otherwise agreed to by the Lender, the Borrower’s compliance with the Availability covenant imposed pursuant to Section 6.12 shall be determined as if such Material Accounting Change had not taken place.

“General Intangibles”: “General intangibles” as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to any Obligor; credit memoranda in favor of any Obligor; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; payments or right to receive payments on account of any transfer of any interest in any Leasehold; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce the foregoing; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, copyrightable materials, copyright registrations and applications, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; registrations, applications for registration of the foregoing; and all other intangible property of any Obligor in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by any Obligor or credit extended or services performed, by any Obligor, whether intended for an individual customer or the general business of any Obligor, or used or useful in connection with research and development by any Obligor.

“Goods”: Has the meaning given that term in the UCC.

“Gross Margin”: With respect to the subject accounting period for which it is being calculated, the decimal equivalent of the following (determined in accordance with the retail method of accounting):

Sales (Minus) Cost of Goods Sold

Sales

“Hazardous Materials”: Any hazardous materials, hazardous waste, hazardous or toxic substances or petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law.

“Headquarters”: The property located at 4645 Morena Boulevard, San Diego, CA 92117.

“Hedge Agreement”: All transactions, agreements, or documents now existing or hereafter entered into between an Obligor and the Lender or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Obligor’s exposure to fluctuations in interest or exchange rates.

“Import Landing Costs”: To the extent not included in the Stated Amount of an L/C, Landing Costs for Inventory, the purchase of which supported by such L/C, or customs, duty, freight, and other out of pocket costs and expenses which will be expended to “land” in transit Inventory and which is not included in invoices for prepaid Inventory.

“Inactive Subsidiary”: A Subsidiary that (a) is not engaged in any active or passive business and (b) holds total assets of $500,000 or less.

“Indebtedness”: All indebtedness and obligations of a Person on account of or in respect to any of the following, without duplication:

(a) Money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person, but only to the extent of the value of such asset) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money;

(b) Any reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letter of credit or acceptance transactions (including, without limitation, the Stated Amount of all outstanding letters of credit and acceptances issued for the account of such Person, and (without duplication) any amount for which such Person would be obligated to provide reimbursement or for which such Person is liable in connection with a letter of credit or acceptance transaction;

(c) The extent of the provision of recourse in connection with the sale or discount of Accounts or Chattel Paper of such Person;

(d) On account of recourse or repayment obligations with respect to deposits or advances;

(e) Obligations to make lease payments as lessee under Capital Leases or sale and leaseback transactions;

(f) All redemption or repurchase obligations, when exercised, under any equity securities issued by such Person;

(g) Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any Indebtedness of any third party other than on account of the endorsement of checks and other items in the ordinary course; and

(h) The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is non-recourse to such Person.

“Indemnified Person”: Defined in Section 15.13.

“Instruments”: Has the meaning given that term in Article 9 of the UCC.

“Interest Payment Date”: With reference to:

(a) Each Eurodollar Loan: the earlier of the last Business Day of each calendar quarter in arrears or the last day of the Interest Period relating thereto and the Termination Date.

(b) Each Base Margin Loan: the last Business Day of each month in arrears and the Termination Date.

“Interest Period”:

(a) With respect to each Eurodollar Loan: subject to Subsection (b), below, the period commencing on the date of the disbursement or continuation of, or conversion to, the subject Eurodollar Loan and ending on the day that corresponds numerically to such date, thirty (30), sixty (60), ninety (90), or one hundred and eighty (180) days thereafter, as the Borrower may elect by irrevocable notice (pursuant to Section 2.5(b)) to the Lender.

(b) The setting of Interest Periods is in all instances subject to the following:

(i) Any Interest Period which would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day, unless that succeeding Eurodollar Business Day is in the next calendar month, in which event such Interest Period shall end on the last Eurodollar Business Day of the month during which the Interest Period ends.

(ii) Subject to subsection (iii) below, any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Eurodollar Business Day of the month during which that Interest Period ends.

(iii) Any Interest Period which would otherwise end after the Revolving Credit Termination Date shall end on the Termination Date.

“Inventory”: “Inventory” as defined in the UCC and also all: packaging, advertising, and shipping materials related to any of the foregoing; and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Obligor, or used or consumed or to be used or consumed in such Obligor’s business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all Documents (whether or not negotiable) which represent any of the foregoing.

“Inventory Advance Rate”: Sixty (60%) Percent, or such other amount as the Lender may establish in its reasonable discretion.

“Inventory Reserves”: Such Reserves as may be established by the Lender in accordance with Section 2.2 of this Agreement in the Lender’s reasonable discretion with respect to the determination of the saleability, at Retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory.

“Investment”: (a) any stock, evidence of Indebtedness or other security of another Person, (b) any loan, advance, extension of credit (excluding trade and other advances made in the ordinary course of business in accordance with ordinary trade terms) or capital contribution to another Person, (c) any purchase of (i) capital stock or other securities of another Person, or (ii) any business or undertaking of another Person (whether by purchase of assets or securities), (d) any binding commitment or option to make any such purchase, or (e) any other investment, in all cases whether now existing or hereinafter made.

“Investment Accounts”: Investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof for the maintenance of Permitted Investments maintained or established by any Obligor in accordance with the terms of this Agreement.

“Investment Property”: Has the meaning given that term in the UCC; provided, however, that “Investment Property” shall not include shares representing more than 65% of the voting power of all classes of capital stock or other interests entitled to vote of any Foreign Subsidiary.

“Issuer”: The issuer of any L/C.

“Landing Costs”: Customs, duty, freight, and other out of pocket costs and expenses which will be expended to “land” in transit Inventory, without duplication of Import Landing Costs.

“Landlord”: The holder or holders of the landlord’s or lessor’s interest under a particular Lease.

“Landlord State”: Initially, Washington, Virginia, and Pennsylvania and such other states in which a landlord’s claim for rent has priority over the Encumbrances of the Lender in the Collateral.

“L/C”: Any Standby L/C or Documentary L/C issued by the Lender for the account of the Borrower and any acceptance made on account of such letter of credit.

“L/C Obligations”: At any time, the sum of (a) with respect to L/Cs outstanding at such time, the aggregate maximum amount that then is or at time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under L/Cs for which the Issuer has not then been reimbursed plus (c) any fees due or which may become due in respect of such L/Cs.

“Lease”: Any lease or other agreement, no matter how styled or structured, pursuant to which any Obligor is entitled to the use or occupancy of any space.

“Leasehold”: An Obligor’s Lease, leasehold estate or interest in each of the properties at or upon which such Obligor conducts business, offers any Inventory for sale, or maintains any of the Collateral, whether or not for retail sale, together with the Obligor’s interest in any of the improvements and fixtures located upon or appurtenant to each such estate or interest, including, without limitation, any rights of the Obligor to payment, proceeds or value of any kind or nature realized upon the sale, transfer or assignment of any such estate or interest, whether or not such sale, assignment or transfer occurs during any case commenced under the Bankruptcy Code.

“Lender”: Defined in the Preamble.

“Lender’s Rights and Remedies”: Defined in Section 11.6.

“Letter of Credit Rights”: Has the meaning given that term in the UCC and includes any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Liabilities”: All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(a) Any and all direct and indirect liabilities, debts, and obligations of any Obligor to the Lender, each of every kind, nature, and description, including, without limitation, the Obligors’ liability to the Lender in respect of Existing L/Cs.

(b) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by any Obligor to the Lender (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender, may hold against an Obligor.

(c) All notes and other obligations of any Obligor now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

(d) All interest, fees, and charges and other amounts which may be charged by the Lender, to any Obligor and/or which may be due from any Obligor to the Lender, from time to time.

(e) All costs and expenses incurred or paid by the Lender, in respect of any agreement between any Obligor and the Lender, or instrument furnished by any Obligor to the Lender (including, without limitation, Costs of Collection, attorneys’ reasonable fees), and all court and litigation costs and expenses).

(f) Any and all covenants of any Obligor to or with the Lender, and any and all obligations of the Obligors to act or to refrain from acting in accordance with any agreement between any Obligor and the Lender, or instrument furnished by any Obligor to the Lender.

(g) All obligations and liabilities in respect of Bank Products (including, without limitation, Bank Product Obligations).

“Liquidation”: The liquidation of the Collateral by any Obligor, with the prior written consent of the Lender, including, without limitation, by the conduct of “going out of business” or similar sales, or the exercise, by the Lender, of those rights accorded to the Lender under the Loan Documents as a creditor of the Obligors following and on account of the occurrence and continuance of an Event of Default looking towards the realization on the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account”: Defined in Section 2.8.

“Loan Documents”: This Agreement, each instrument and document executed and/or delivered as contemplated by Article III, below, (including without limitation the Fee Letter) and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby.

“Margin Adjustment Date”: As defined in Section 2.11(f).

“Margin Pricing Grid”: Provides for quarterly adjustment to the interest rate to be charged on Revolving Credit Loans based upon the level of Availability then existing and is shown in Section 2.11(f).

“Material Accounting Change”: Any change in GAAP applicable to accounting periods subsequent to Parent’s Fiscal Year most recently completed prior to the execution of this Agreement, if such change has a material effect on the Borrower Group’s financial condition or operating results, taken as a whole, as reflected on financial statements and reports prepared by or for the Borrower Group, when compared with such condition or results as if such change had not taken place, or where preparation of the Borrower Group’s statements and reports in compliance with such change results in the breach of a Availability covenant imposed pursuant to Section 6.12, where such a breach would not have occurred if such change had not taken place.

“Material Adverse Change”: (a) A material adverse change in the business, prospects, operations, results of operations, assets, liabilities or financial condition of the Obligors, taken as a whole, (b) a material impairment of the Obligors’, taken as a whole, ability to perform their respective obligations under the Loan Documents to which they are a party or of the Lender’s rights and remedies under the Loan Documents with respect to the Collateral, or (c) a material impairment of the enforceability or priority of the Lender’s Collateral Interests with respect to the Collateral having a value in excess of $1,000,000 as a result of an action or failure to act on the part of any Obligor.

“Material Adverse Effect”: A result, consequence or outcome resulting from a Material Adverse Change.

“Material Contract”: Any contract or other agreement, other than a Lease, written or oral, of any Obligor involving monetary liability of or to any Person in an amount in excess of $500,000 in any Fiscal Year, where a breach or default by such Obligor thereunder would reasonably be expected to have a Material Adverse Effect.

“Maturity Date”: June 30, 2010, or if such day is not a Business Day, the next succeeding Business Day.

“Notice Address”: With respect to the Lender and the Obligors, as provided in Section 13.1. Each Notice Address is subject to change as provided in Section 13.1.

“Obligor(s)”: The Parent, Borrower and each Subsidiary (other than Exempt Subsidiaries) that is party to this Agreement, individually and collectively.

“OFAC”: Defined in Section 4.1(g).

“Officer’s Compliance Certificate”: Defined in Section 6.9.

“Operating Account”: Defined in Section 8.3(a)(iii).

“Overloan”: A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that such loan, advance or provision of credit support, if made, would exceed the Availability at such time.

“Parent”: Charlotte Russe Holding, Inc.

“Patriot Act”: Defined in Section 4.2(g).

“Payment Intangible”: Has the meaning given that term in the UCC and also refers to any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Perfection Certificate”: A certificate substantially in the form of ANNEX I hereto completed by each of the Obligors and supplemented with the schedules and attachments contemplated thereby, and duly executed by an Authorized Officer of each of the Obligors.

“Permitted Acquisition”: During the term of this Agreement, one or more Acquisitions so long as:

(a) No Default or Event of Default shall have occurred and be continuing or would result from the consummation of such proposed Acquisition,

(b) The Acquisition is of a business that is engaged in a business similar to any of the business lines of the Borrower or a business (including an upstream or downstream business) reasonably related thereto,

(c) The consideration payable in respect of such Acquisition shall be composed solely of or a combination of (i) common stock of Parent or the Borrower, warrants for common stock of Parent or the Borrower, preferred stock of Parent or the Borrower (so long as such preferred stock does not require any current cash payment until after the Liabilities have been paid in full) or (ii) cash, provided, that at all times, the Borrower has maintained Availability for 180 days prior to the date of such Acquisition and, on a pro forma basis (after giving effect to the Acquisition), will maintain Availability for 180 days after the date of such Acquisition of not less than $15,000,000 (provided, further, however, that for the purposes of calculating the Borrowing Base in clause (c)(ii) of this definition, the Borrower may include assets to be acquired that, following consummation of the Acquisition, would qualify as assets eligible for inclusion in the calculation of the Borrowing Base, it being understood that the inclusion of such assets for the calculation of the Borrowing Base for the purposes of this clause (c)(ii) shall not be construed as a commitment by the Lender to include such acquired assets in the Borrowing Base upon consummation of the Acquisition),

(d) The Borrower has provided Lender written notice thereof not less than 15 days prior to the anticipated closing date of such subject Acquisition together with such documentation that Lender may reasonably require demonstrating that after giving effect to the subject Acquisition, the Obligors (taken as a whole) would not suffer a Material Adverse Change as a result of the proposed Acquisition,

(e) The Obligors shall have caused such acquired Person (if acquired as a Subsidiary other than an Exempt Subsidiary) (i) to execute and deliver a guaranty of the Liabilities hereunder, together with any and all security agreements, UCC-1 financing statements, fixture filings, and other documentation reasonably requested by Lender to cause such acquired Person to be obligated with respect to the Liabilities and (ii) to grant to the Lender a legal, valid, and enforceable first priority security interest in all of the assets (including capital stock) acquired in connection with such Acquisition, subject to Permitted Encumbrances, and

(f) The subject stock or other equity is being acquired in such Acquisition directly by an Obligor or the subject assets are being acquired in such Acquisition directly by an Obligor or a new Subsidiary formed for the purposes of such Acquisition.

“Permitted Disposition”: Any of the following: (a) sales, transfers or other dispositions by any Obligor of assets that are worn, damaged, or obsolete, whether now owned or hereafter acquired, in the ordinary course of business and have a retail value of not more than $1,000,000, in the aggregate, during any Fiscal Year, (b) sales, transfers or other dispositions by any Obligor of Inventory and other property in the ordinary course of business, (c) sales, transfers or other dispositions by any Obligor of surplus assets not to exceed $250,000 in any Fiscal Year, (d) the use or transfer of cash or Cash Equivalents by any Obligor in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (e) the licensing or sub-licensing by any Obligor, on a non-exclusive basis, of patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information and other intellectual property or proprietary rights in the ordinary course of business, (f) licenses and sublicenses by any Obligor of software, intellectual property and other General Intangibles in the ordinary course of business, provided, that in the case of clause (e) and (f) hereof, each of the Obligors have retained the right to use and exploit such Obligor’s intellectual property and other General Intangibles used in such Obligor’s business, (g) leases and subleases of real property, (h) sales or other dispositions between Obligors, (i) dispositions of unamortized improvements at any location of the Obligors set forth on EXHIBIT 4.5(a), as updated from time to time, and (j) other sales, transfers or other dispositions in an aggregate amount not to exceed $1,000,000 during any Fiscal Year, provided that, with respect to paragraphs (a), (c), (e), (f), (g) and (j), there does not exist and is continuing an Event of Default and an Event of Default would not exist after giving effect to such sale, transfer or other disposition.

“Permitted Distributions”: (a) Distributions on account of any shares of any class of capital stock of Parent, provided, that in each case each of the following conditions is satisfied: (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) the Borrower is Solvent, (C) at all times, the Borrower has maintained Availability for 180 days prior to the date of such Distribution and, on a pro forma basis, after giving effect to such Distribution, will maintain Availability for 180 days after the date of such Distribution of not less than $15,000,000; (b) Distributions involving the purchase, redemption or retirement by any Obligor of shares of its common stock pursuant to employee benefit and incentive plans and agreements with employees of not more than $100,000 in the aggregate in any Fiscal Year; and (c) Distributions between or among Obligors.

“Permitted Encumbrances”: The following:

(a) Encumbrances under the Loan Documents.

(b) Those Encumbrances (if any) listed on EXHIBIT 4.6(a), annexed hereto and renewals, refinancings and extensions thereof.

(c) Encumbrances securing the payment of taxes, fees, assessments and other government charges, either not yet overdue or the validity of which is being contested in good faith by an Obligor and for which the Obligors have established adequate cash reserves; non-consensual carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, landlord’s, statutory, bankers’ and other like Encumbrances (other than Encumbrances securing the payment of taxes) arising in the ordinary course of the Obligors’ business to the extent such liens secure (i) indebtedness that is not overdue for a period of more than 60 days or, (ii) indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or (iii) indebtedness relating to claims or liabilities which are being contested by any Obligor in good faith by appropriate proceedings diligently pursued, in each instance prior to the commencement of foreclosure or other similar proceedings and provided that adequate reserves therefor have been set aside on the Obligors’ books (provided, however, that the inclusion of any of the foregoing as “Permitted Encumbrances” shall not affect their respective relative priorities vis-à-vis the security interests created herein), or (iv) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property.

(d) Deposits or pledges under workmen’s compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds or obligations of like nature arising in the ordinary course of business.

(e) Landlord’s Encumbrances arising by operation of law.

(f) Purchase money security interests or Capital Leases on any fixed or capital assets acquired or held by any Obligor in the ordinary course of business and securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such fixed or capital assets; provided however that (i) any such Encumbrance attaches to such property concurrently with or within 60 days after the acquisition thereof, (ii) such Encumbrance attaches solely to the assets so acquired in such transaction and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such fixed or capital assets.

(g) Easements, rights-of-way, encroachments, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower Group, taken as a whole.

(h) Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed or subleased.

(i) Encumbrances arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default.

(j) Encumbrances on insurance policies and the proceeds thereof pursuant to insurance premium financing arrangements.

(k) Encumbrances (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets (or their assignee) and only attached to such goods or assets and are limited to the cost of shipping of such goods or assets, or (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

(l) Encumbrances in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposits with or in possession of such banks, other than relating to Indebtedness, provided, that such liens are limited to securing costs and fees of such bank incidental to the maintenance of such accounts.

(m) Encumbrances on the property of a Person existing at the time such Person is acquired by any Obligor, provided such Encumbrances do not extend to cash or to any assets that are of a category of assets that may be included in the calculation of the Borrowing Base (whether or not such assets actually are included in the calculation of the Borrowing Base).

(n) Other Encumbrances securing Indebtedness not to exceed $500,000 in the aggregate at any time.

“Permitted Intercompany Indebtedness”: Any Indebtedness between any of the Obligors.

“Permitted Investments”: (a) Investments in Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) extensions of credit in the nature of Accounts or notes receivable arising from the grant of trade credit in the ordinary course of business and

Investments received in satisfaction or partial satisfaction thereof from financially troubled Account debtors, (d) Investments in existence on the date hereof and listed on EXHIBIT 5.5 attached hereto, (e) Investments of an Obligor in another Obligor, (f) advances to officers, directors and employees of the Obligors in an aggregate amount not to exceed $500,000 at any time outstanding for travel, entertainment, relocation, and analogous business purposes, (g) notes or other obligations not in excess of $1,000,000 in the aggregate for one or more officers, directors or employees of the Obligors in connection with such officer’s, director’s or employee’s acquisition of shares of capital stock pursuant to an equity incentive plan, (h)in addition to Investments otherwise expressly permitted by this Agreement, investments in an aggregate amount (valued at cost but giving effect to any portion of such Investments returned to the investor in cash as a repayment of principal or a return of invested capital and any earnings on such Investment, whether in the form of interest, dividends or otherwise) not to exceed in any Fiscal Year $2,500,000, provided, that there does not exist and is continuing a Cash Management Event and a Cash Management Event would not result from such Investment.

“Person”: Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Proceeds”: “Proceeds” as defined in the UCC and proceeds of all Collateral.

“Receipts”: All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

“Receivables Collateral”: That portion of the Collateral which consists of rights to payment.

“Receivables Reserve”: Such Reserves as may be established by the Lender in accordance with Section 2.2 of this Agreement, in the Lender’s reasonable discretion, based upon the Lender’s reasonable determination of the collectability of Eligible Credit Card Receivables in the ordinary course and of the creditworthiness of the Account Debtors, Credit Card Issuers, and Credit Card Processors.

“Regulatory Change”: Defined in Section 2.20(c).

“Requirement of Law”: As to any Person:

(a) (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which jurisdiction over such Person or any property of such Person.

(b) That Person’s charter, certificate or articles of incorporation, articles of organization, and/or other organizational documents, as applicable; and

(c) That Person’s by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserve Percentage”: The decimal equivalent of that rate applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement of that Lender with respect to “Eurocurrency liabilities” as defined in such regulations. The Reserve Percentage applicable to a particular Eurodollar Loan shall be based upon that which is in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change becomes applicable to such loans.

“Reserves”: Collectively, the following: Availability Reserves, Inventory Reserves, and Receivables Reserves.

“Retail”: The Cost of Inventory divided by the Cost Factor.

“Revolving Credit”: Defined in Section 2.1(a).

“Revolving Credit Loans”: Defined in Section 2.1(a).

“Revolving Credit Loan Ceiling”: Thirty Million ($30,000,000) Dollars, provided, however, the “Revolving Credit Loan Ceiling” may be increased up to Forty Million ($40,000,000) Dollars as of the Closing Date or at any time, pursuant to the provisions of Section 2.21.

“Revolving Credit Note”: Defined in Section 2.9.

“Revolving Credit Obligations”: The aggregate of the Obligors’ liabilities, obligations, and indebtedness of any character on account of or in respect to the Revolving Credit.

“Securities Account”: As defined in the UCC.

“Solvent”: With respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Stated Amount”: The maximum amount for which an L/C may be honored, less any amounts already drawn thereunder.

“Standby L/C”: Any L/C that is not a Documentary L/C.

“Subordinated Debt”: Unsecured Indebtedness of the Obligors that is subordinated to the Liabilities in a manner, under terms and subject to a written agreement reasonably satisfactory to Lender.

“Subsidiary”: Any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by any of the Obligors, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by any of the Obligors or any partnership of which any of the Obligors are a general partner.

“Supporting Obligation”: Has the meaning given that term in the UCC and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Sweep Period”: Defined in Section 7.3(e).

“Sweep Termination”: A written waiver of a Cash Management Event by the Lender or cure of such Cash Management Event by the Obligors. A Cash Management Event shall be deemed cured in the event that each of the following conditions are satisfied: (i) the average Availability for the preceding 90 days is greater than 20% of the Available Facility, and (ii) the Borrower has notified the Lender in writing of the Obligors’ election to terminate the sweep of cash Receipts as set forth in Article VIII of this Agreement, and (iii) no Default or Event of Default then exists and is continuing, provided, however, the Cash Management Event shall not be deemed to be cured (even if conditions set forth in clauses (i), (ii), and (iii) have been satisfied) if a Cash Management Event had previously occurred and thereafter has been discontinued.

“Tax”: In relation to any Eurodollar Loans and the applicable Eurodollar Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by the Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by the Obligors to the Lender; provided, that the term “Tax” shall not include any taxes, fees, charges, assessments or other amounts imposed upon or measured by the net income (or net profits) of the Lender or any franchise or branch profit taxes.

“Termination Date”: The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 11.9, below; or (c) the date set as the Termination Date in a notice by the Lender to the Borrower on account of the occurrence and during the continuance of any Event of Default other than as described in Section 11.9, below; or (d) the date set as the Termination Date in a notice by the Borrower to the Lender of the Obligors’ intention to terminate this Loan Agreement, which date is at least ten (10) days after the date of such notice.

“Transfer”: Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Lender. Wire instructions may be changed in the same manner that Notice Addresses may be changed pursuant to Section 13.1 of this Agreement, except that no change of the wire instructions for Transfers to the Lender shall be effective without the consent of the Lender.

“UCC”: The Uniform Commercial Code as presently in effect in New York as used herein in the context of any definitions; otherwise, as in effect from time to time in New York.

“Unused Line Fee”: Defined in Section 2.12.

ARTICLE II. - THE REVOLVING CREDIT

2.1	ESTABLISHMENT OF REVOLVING CREDIT

(a) The Lender hereby establishes a revolving line of credit (the “Revolving Credit”) in the Borrower’s favor pursuant to which the Lender shall make loans and advances, excluding issuance of L/Cs, (each, a “Revolving Credit Loan”) and otherwise provide financial accommodations, including the issuance of L/Cs, to and for the account of the Borrower until the Maturity Date provided, that, the aggregate amount of all Credit Extensions at any time outstanding shall not exceed the Revolving Credit Loan Ceiling.

(b) Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and be subject to Availability. The Borrowing Base and Availability shall be determined by the Lender by reference to Borrowing Base Certificates furnished as provided in Section 5.4 below (subject to Reserves established by the Lender as permitted hereunder).

(c) The obligation of the Lender to provide such loans, advances, and financial accommodations is subject to Section 2.3.

(d) The proceeds of borrowings under the Revolving Credit shall be used for working capital purposes, refinancing existing indebtedness, recapitalization, acquisitions, Capital Expenditures and other general corporate purposes. Following the occurrence and during the continuance of a Cash Management Event, no proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrower other than in the ordinary course of the Borrower’s business and consistent with the provisions of this Agreement.

2.2	RESERVES/CHANGES IN RESERVES.

(a) Reserves as of the date of this Agreement shall be the following:

(i)	Reserve for rents (an Availability Reserve): In an amount equal to two (2) months rent for all locations located in Landlord States at which Collateral included in the Borrowing Base is located and as to which a landlord waiver reasonably satisfactory to the Lender or Collateral Access Agreement has not been delivered.

(ii)	Customer Credit Liabilities (an Availability Reserve): In an amount equal to 50% of the outstanding gift certificate and other merchant credit liabilities reflected on the Borrower’s general ledger.

(iii)	Shrink (an Inventory Reserve): The amount of shrink posted from time to time in the Borrower’s stock ledger.

(b) The Lender may hereafter establish additional Reserves or change any of the foregoing Reserves, in the exercise of the reasonable judgment of the Lender, at any time during the occurrence and continuance of the following events: (i) after any of the Audit and Appraisal Threshold conditions have been met and prior to the Audit and Appraisal Threshold having been reestablished (such additional or changed Reserves imposed following the occurrence of an Audit and Appraisal Threshold to be immediately terminated upon the Audit and Appraisal Threshold being reestablished) or (ii) Availability, at any time determined, is less than twenty-five (25%) of the Borrowing Base (such additional or changed Reserves imposed following the failure of the Obligors to maintain the requisite Availability pursuant to clause (ii) of this Section to be immediately terminated upon the Borrower maintaining such requisite Availability, at all times determined, for a period of 365 consecutive days).

2.3	ADVANCES IN EXCESS OF BORROWING BASE (OVERLOANS)

(a) The Lender has no obligation to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrower to the extent that such loan, advance, or credit would be an Overloan.

(b) The Lender’s providing of an Overloan on any one occasion does not affect the obligations of the Obligors hereunder (such as the Obligors’ obligation to immediately repay any amount which otherwise constitutes an Overloan) nor shall it obligate the Lender to do so on any other occasion.

2.4	RISKS OF VALUE OF COLLATERAL.

Any reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Lender relative to the actual value of the asset in question. All risks concerning the value of the Collateral are and remain upon the Obligors. All Collateral secures the performance of the Liabilities whether or not relied upon by the Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

2.5	COMMITMENT TO MAKE REVOLVING CREDIT LOANS AND SUPPORT LETTERS OF CREDIT.

Subject to the provisions of this Agreement, the Lender shall make a Revolving Credit Loan and the Lender shall issue an L/C for the account of the Borrower, in each instance if duly and timely requested by the Borrower as provided herein provided that:

(a) No Overloan is then outstanding and none will result therefrom.

(b) No Default or Event of Default has occurred and is continuing and none will thereby result from such loan or advance.

2.6	REVOLVING CREDIT LOAN REQUESTS.

(a) Requests for a Revolving Credit Loan under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Borrower in such manner as may from time to time be reasonably acceptable to the Lender.

(b) Subject to the provisions of this Agreement, the Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Lender by no later than the following:

(i)	If such Revolving Credit Loan is to be, or is to be converted to, a Base Margin Loan: By 2:00 PM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted. Base Margin Loans requested by the Borrower, other than those resulting from the conversion of a Eurodollar Loan, shall not be less than $10,000.00.

(ii)	If such Revolving Credit Loan is to be, or is to be converted to, a Eurodollar Loan: By 2:00 PM, at least three (3) Eurodollar Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period. Eurodollar Loans and conversions to Eurodollar Loans shall each be not less than $500,000.00 and in increments of $100,000.00 in excess of such minimum.

(iii)	Any Eurodollar Loan which matures while a Default exists and is continuing may be converted, at the option of the Lender, to a Base Margin Loan notwithstanding any notice from the Borrower that such Revolving Credit Loan is to be continued as a Eurodollar Loan.

(c) Any request for a Revolving Credit Loan or for the continuance or conversion of a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or Eurodollar Business Day, as applicable, unless the Lender, in its discretion, determines to deem it to have been made earlier. Each request for a Revolving Credit Loan or for the conversion of a Revolving Credit Loan shall be made in such manner as may from time to time be reasonably acceptable to the Lender.

(d) The Borrower may request that the Lender cause the issuance of L/C’s for the account of the Borrower as provided in Section 2.18.

(e) Following the Closing Date, the Lender may rely on any request for a Revolving Credit Loan, or other financial accommodation under the Revolving Credit which the Lender, in good faith, believes to have been made by an Authorized Officer and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Lender’s being furnished with such documentation concerning that Person’s authority to act as may be reasonably satisfactory to the Lender.

(f) A request by the Borrower for a Revolving Credit Loan or other financial accommodation under the Revolving Credit shall be irrevocable and shall (other than with respect to a request for a continuation or rollover of a Eurodollar Loan) constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

(i)

Each representation and warranty, not relating to a specific date, which is made herein or in any of the Loan Documents is then true and correct in all material respects as of and as if made on the date of such request (except (A) to the extent of changes resulting from transactions contemplated or not prohibited by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business and (B) to the extent that such representations and warranties expressly relate to an earlier date).

(ii)	Neither a Default nor an Event of Default exists and is continuing.

(g) If, at any time or from time to time, a Default or Event of Default exists and is continuing,

(i)	The Lender may suspend the Revolving Credit immediately, in which event the Lender shall not be obligated during such suspension to make any additional loans or advances or to provide any additional financial accommodation hereunder or to seek the issuance of any L/C.

(ii)	The Lender may suspend the right of the Borrower to request any Eurodollar Loan or to convert any Base Margin Loan to a Eurodollar Loan.

2.7	MAKING OF REVOLVING CREDIT LOANS

(a) A Revolving Credit Loan shall be made by the Transfer of the proceeds of such Revolving Credit Loan to the Operating Account or as otherwise instructed by the Borrower.

(b) A Revolving Credit Loan shall be deemed to have been made under the Revolving Credit (and the Borrower shall be indebted to the Lender for the amount thereof immediately) upon (i) the Lender’s initiation of the Transfer of the proceeds of such loan or advance in accordance with the Borrower’s instructions or (ii) the making available of the proceeds of such Revolving Credit Loan to the Borrower in accordance with the Borrower’s instructions and the charging of the amount of such Revolving Credit Loan to the Loan Account.

(c) There shall not be any recourse to or liability of the Lender (except to the extent caused by the gross negligence or willful misconduct of the Lender), on account of:

(i)	Any delay in the making of any Revolving Credit Loan requested under the Revolving Credit.

(ii)	Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

(iii)	Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Lender in accordance with wire instructions provided to the Lender by the Borrower.

2.8	THE LOAN ACCOUNT.

(a) An account (“Loan Account”) shall be opened on the books of the Lender in which a record shall be kept, in accordance with the Lender’s usual practice, of all loans, advances and financial accommodations made under the Revolving Credit.

(b) The Lender shall also keep a written record (either in the Loan Account or elsewhere, as the Lender may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Lender on account of the Liabilities and of all credits against such amounts so owed.

(c) All credits against the Liabilities shall be conditional upon receipt of final payment to the Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand (accompanied by reasonable supporting back-up documentation therefor). In the determination of Availability, the Lender may deem fees, service charges, accrued interest (except for interest charged on Eurodollar Loans, which, absent the occurrence of an Event of Default, shall be charged on the maturity date of the Eurodollar contract), and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

(e) The Lender, without the request of the Borrower, may charge any DDA or advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Lender is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Borrowing Base’s being exceeded, provided, that the Lender furnishes the Borrower with prior notice of any charge on account of fees, service charges and other payments to which the Lender is entitled. Notwithstanding the foregoing, the Lender shall endeavor to comply with Borrower’s direction as to whether such charge should be made to a DDA or to the Loan Account. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.8(e) shall bear interest, at the interest rate then and thereafter applicable to Base Margin Loans. Such action on the part of the Lender shall not constitute a waiver of the Lender’s right or the Borrower’s obligations under Section 2.10(b).

(f) Any statement rendered by the Lender to the Borrower concerning the Liabilities shall, in the absence of manifest error, be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Lender with written objection thereto within forty-five (45) days after the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. In the absence of manifest error, the Loan Account and the Lender’s books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

2.9	THE REVOLVING CREDIT NOTE.

The Borrower’s obligation to repay loans and advances under the Revolving Credit to any Lender, with interest as provided herein, may, at the Lender’s option, be evidenced by a Note (a “Revolving Credit Note”) in the form of EXHIBIT 2.9, annexed hereto, executed by the Borrower, payable to the Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability. Upon the Borrower being provided with an affidavit (which shall include an indemnity reasonably satisfactory to the Borrower) from the Lender to the effect that the Revolving Credit Note has been lost, mutilated, or destroyed, the Borrower on behalf of itself and the other Borrower shall execute and deliver a replacement thereof to the Lender.

2.10	PAYMENT OF THE LOAN ACCOUNT.

(a) The Borrower may repay all or any portion of the principal balance of the Loan Account at any time and from time to time, without prepayment, penalty or premium (except as set forth in Section 2.20), until the Termination Date.

(b) The Borrower, without notice or demand from the Lender, shall pay the Lender that amount, from time to time, which is necessary so that there is no Overloan outstanding, provided that written notice from the Lender shall be required with respect to Overloans resulting from actions of the Lender under Section 2.8(e) hereof or otherwise.

(c) The Borrower may terminate this Agreement at any time upon not less than ten (10) days written notice, which notice shall specify the Termination Date.

(d) The Borrower shall repay the then entire unpaid balance of the Revolving Credit and all other Liabilities on the Termination Date.

(e) The Lender shall apply payments received pursuant to Sections 2.10(a) and 2.10(b) first towards the unpaid balance of the Loan Account and second towards all other Liabilities. The Lender shall endeavor to apply payments received pursuant to Sections 2.10(a) and 2.10(b) first against Base Margin Loans, to the fullest extent thereof, and second against Eurodollar Rate Loans, provided that the Lender shall endeavor to apply any and all payments against Eurodollar Rate Loans in such manner as results in the least cost to the Borrower and that minimizes to the extent possible any amounts payable by Borrower under Section 2.20 hereof. In no event shall action or inaction taken by the Lender excuse the Borrower from any indemnification obligation under Section 2.10(f).

(f) Upon the request of the Lender, the Borrower shall indemnify the Lender and hold the Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) which the Lender may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of any of the following:

(i)	Default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Lender in order to maintain its Eurodollar Loans.

(ii)	Default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate type to another.

(g) The making of any payment on a Eurodollar Loan or the making of any conversion of any such Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Lender as “breakage fees”.

2.11	INTEREST ON REVOLVING CREDIT LOANS.

(a) Each outstanding Revolving Credit Loan which consists of a Base Margin Loan shall bear interest at the Base Margin Rate (determined based upon a 360-day year and actual days elapsed), unless and until it is made as, or is converted to, a Eurodollar Loan pursuant to Section 2.5 hereof.

(b) Each outstanding Revolving Credit Loan which consists of a Eurodollar Loan shall bear interest at the applicable Eurodollar Rate (determined based upon a 360-day year and actual days elapsed).

(c) Subject to, and in accordance with, the provisions of this Agreement, the Borrower may cause all or a part of the unpaid principal balance of Revolving Credit Loans to bear interest at the Base Margin Rate or the Eurodollar Rate as specified from time to time by the Borrower.

(d) The Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than five (5) Eurodollar Periods applicable to the outstanding Eurodollar Loans at any one time.

(e) The Borrower shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears on the applicable Interest Payment Date therefor. Following the occurrence and during the continuance of any Event of Default (and whether or not the Lender exercises the Lender’s rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Lender, at rate which is the aggregate, in the case of Base Margin Loan, of the then applicable Base Margin Rate plus two percent (2%) per annum, and in the case of Eurodollar Loans, the then applicable Eurodollar Rate plus two percent (2%) per annum.

(f) The Eurodollar Margin and Base Margin shall be reset quarterly, on the third day (the “Margin Adjustment Date”) following the delivery of a Certificate by an Authorized Officer described below, commencing on or about September 25, 2005, based upon the Margin Pricing Grid set forth below, subject to the provisions in the definitions of “Base Margin” and “Eurodollar Margin”:

MARGIN PRICING GRID

Tier	Availability*	Eurodollar Margin (Basis Points)	Base Margin (Percentage)
I	Availability ≥66% of Available Facility	100	0.50%
II	Availability ≥33% and <66% of Available Facility	125	0.75%
III	Availability <33% of Available Facility	150	1.00%

*	Availability will be determined based upon a Certificate by an Authorized Officer delivered to the Lender no later than fifteen (15) Business Day after the last day of each Fiscal Quarter certifying, as of such last day of each Fiscal Quarter, the average level of Availability during such Fiscal Quarter. Failure of the Lender to receive such Certificate within the time frame specified shall result in an increase in the Eurodollar Margin and the Base Margin to the highest level set forth in the foregoing grid, until receipt of such Certificate demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Eurodollar Margin and Base Margin is to be implemented, that reduction shall be deferred until the date on which such Event of Default is waived or cured.

2.12	UNUSED LINE FEE.

In addition to any other fee to be paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Lender, an “Unused Line Fee”. The Unused Line Fee shall equal One Fifth of One Percent (0.20%) per annum of the average difference during the calendar month just ended (or partial calendar month with respect to the payment being made with respect to the first month after the date of this Agreement and on the Termination Date, such Unused Line Fee to be pro-rated for such partial month) between the Revolving Credit Loan Ceiling and the sum of (i) the unpaid principal balance of the Loan Account and (ii) the Stated Amount of L/Cs. The Unused Line Fee shall be paid in arrears, on the first day of each calendar month (commencing with July 1, 2005) and on the Termination Date.

2.13	CLOSING FEE.

In addition to any other fee to be paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Lender, a “Closing Fee” in accordance with the terms of the Fee Letter.

2.14	RESERVED

2.15	CONCERNING FEES.

(a) In addition to any other right to which the Lender is then entitled on account thereof, the Lender, with the agreement of the Borrower, may assess an additional fee payable by the Borrower on account of the accommodation, from time to time, by the Lender of the Borrower’s request that the Lender departs from or dispenses with one or more of the administrative provisions of this Agreement and/or the Borrower’s failure to comply with any of such provisions.

(b) The Lender reserves the right to negotiate with the Borrower for the assessment of additional fees, in the event that the Lender syndicates the facility contemplated by this Agreement.

(c) Except as set forth in the Fee Letter, the Borrower shall not be entitled to any credit, rebate or repayment of the Unused Line Fee or other fee earned by the Lender pursuant to this Agreement or any other Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Lender’s obligation to make loans and advances hereunder.

2.16	LENDER’S DISCRETION.

(a) Each reference in the Loan Documents to the exercise of discretion or the like by the Lender shall be to the Lender’s exercise of its judgment, in good faith, based upon the Lender’s consideration of any such factor as the Lender, taking into account information of which it then has actual knowledge, believes:

(i)	Would reasonably be expected to affect the value of the Collateral, the enforceability of the Lender’s Collateral Interests therein, or the amount which the Lender would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender’s realizing upon the Collateral and likely Costs of Collection);

(ii)	Would reasonably indicate that any report or financial information delivered to the Lender by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement in any material respect;

(iii)	Would reasonably suggest a material increase in the likelihood that the Borrower will become the subject of a bankruptcy or insolvency proceeding; or

(iv)	That a Default or Event of Default exists and is continuing.

2.17	PROCEDURES FOR ISSUANCE OF L/C’S.

(a) The Borrower may request that the Lender or other Issuer issue L/C’s or amend existing L/C’s for the account of the Borrower. Each such request shall be in such format as may from time to time be reasonably acceptable to the Lender or other Issuer.

(b) The Lender or other Issuer will issue or amend any L/C so requested by the Borrower, and honor any drawings under such L/C’s, provided that, at the time that such request for issuance or amendment is made:

(i)	the Revolving Credit has not been suspended as provided in Section 2.5(h);

(ii)	The aggregate Stated Amount of all L/C’s then outstanding (giving effect to the L/C whose issuance or amendment is requested), does not exceed Twenty ($20,000,000) Million Dollars;

(iii)	The expiry of the requested or amended L/C is not later than the earlier of thirty (30) days prior to the Maturity Date or the following:

(A)	For Standby L/C’s: One (1) year from initial issuance, provided, that such Standby L/C’s may be renewable year to year during the term of this Agreement.

(B)	For Documentary L/C’s: One Hundred and Eighty (180) days from issuance; and

(iv)	an Overloan will not result from the issuance of the subject L/C.

(c) L/C’s issued by Bank of America, N.A. for the benefit of the Obligors immediately prior to the Closing Date shall be deemed for all purposes to be L/Cs issued by the Lender pursuant to the terms of this Agreement (except that no issuance fees shall be payable with respect thereto pursuant to EXHIBIT 2.18(a)) and shall be included as “Liabilities” hereunder.

(d) Unless otherwise agreed between the Borrower and the Lender, the Issuer of all L/C’s shall be the Lender.

(e) The Borrower shall also execute such documentation to apply for and support the issuance of an L/C as may reasonably be required by the Lender or other Issuer.

(f) There shall not be any recourse to, nor liability of, the Lender on account of:

(i)	Any delay or refusal by an Issuer to issue an L/C that does not comply with the terms of this Agreement; or

(ii)	Any action or inaction of an Issuer on account of or in respect to, any L/C, other than gross negligence or willful misconduct of the Lender.

(g) The Borrower shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C by the beneficiary thereof on the same day on which such honoring takes place if such day is a Business Day and the Borrower receives written notice of the date and amount thereof from the Lender by 2:00 PM on such day, and otherwise on the Business Day immediately following the day on which such honoring takes place. If the Borrower fails to so reimburse the Issuer on such day, the Lender, without the request of the Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which the Borrower, the Lender, or the Issuer becomes obligated on account of, or in respect to, any such L/C. Such advance shall be made whether or not there exists an Event of Default or such advance would result in an Overloan. Such action shall not constitute a waiver of the Lender’s rights under Section 2.10(b) hereof.

2.18	FEES FOR L/C’S.

(a) The Borrower shall pay to the Lender a fee, on account of each L/C issued by the Lender, quarterly in arrears, and on the Termination Date (pro-rated for the partial quarter ending on such date), equal to the following:

(i)	For each Standby L/C: The then applicable Eurodollar Margin per annum of the daily average of the Stated Amount of such Standby L/C outstanding at any time during such quarter or partial quarter.

(ii)	For each Documentary L/C’s: Zero percent (0.0%) per annum of the daily average of the Stated Amount of such Documentary L/C outstanding at any time during such quarter or partial quarter.

(iii)	Notwithstanding Subsections (i) and (ii), above, following the occurrence and during the continuance of any Event of Default (and whether or not the Lender exercises the Lender’s rights on account thereof), the above fees, at the option of the Lender, shall be two percent (2%) per annum above the applicable rates above.

(b) In addition to the fee to be paid as provided in Section 2.18(a), above, the Borrower shall pay to the Lender (or to the Issuer, if so requested by Lender), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C, as set forth on EXHIBIT 2.18(a).

(c) If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority having jurisdiction over the Lender (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof having jurisdiction over the Lender, in each case after the date hereof, shall either:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Lender or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii)	impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2.18(c)(i) or 2.18(c)(ii), above, shall be to increase the cost to the Lender or any Issuer issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer’s reasonable allocation among that Issuer’s letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Lender and delivery by the

Lender to the Borrower of a certificate of an officer of the Lender or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall immediately pay to the Lender, from time to time as specified by the Lender, such amounts as shall be sufficient to compensate the Lender or the subject Issuer for such increased cost. Any Issuer’s determination of costs incurred under Section 2.18(c)(i) or 2.18(c)(ii), above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer’s certificate, shall be conclusive and binding on the Borrower.

2.19	CONCERNING L/C’S.

(a) None of the Issuer, the Issuer’s correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i)	The performance by any beneficiary under any L/C of that beneficiary’s obligations to the Borrower.

(ii)	The form, sufficiency, correctness, genuineness, authority of any person signing, falsification, or the legal effect of, any documents called for under any L/C if such documents on their face appear to be in order.

(b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c) Unless the Borrower instructs any Issuer otherwise, in the particular instance, the Borrower hereby authorizes any Issuer to:

(i)	Select an advising bank;

(ii)	Select a paying bank; and

(iii)	Select a negotiating bank.

(d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower. The Issuer shall have discharged the Issuer’s obligations under any L/C or the drawing thereunder which includes payment instructions if the Issuer initiates the method of payment called for thereby (or initiates any other commercially reasonable and comparable method). None of the Lender or the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation, excepting gross negligence or willful misconduct.

(e) The Lender’s and the Issuer’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, the L/C will be governed by either, at the election of the Issuer, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof, or the International Standby Practices – ISP 98, International Chamber of Commerce Publication, No 590, and subsequent revisions thereto.

(g) The obligations of the Borrower under this Agreement with respect to L/C’s are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i)	Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto;

(ii)	Any amendment or waiver of, or consent to the departure from, any L/C;

(iii)	The existence of any claim, set-off, defense, or other right which the Borrower may have at any time against the beneficiary of any L/C; and

(iv)	Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

2.20	CHANGED CIRCUMSTANCES.

(a) Subject to the provisions of this Agreement, the Borrower shall have the option (A) as of any date, to convert all or any part of Base Margin Loans to, or request that new Revolving Credit Loans be made as, Eurodollar Loans of any Interest Period selected by the Borrower; (B) as of the last day of any Interest Period, to continue all or any portion of the relevant Eurodollar Loans as Eurodollar Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the Eurodollar Loans to Base Margin Loans; and (D) at any time, to request new Revolving Credit Loans as Base Margin Loans; provided, that Revolving Credit Loans may not be continued as or converted to Eurodollar Loans, if the continuation or conversion thereof would violate the provisions of Sections 2.20(b) or 2.20(c) of this Agreement or if an Event of Default has occurred and is continuing.

(b) The Lender’s determination of the Eurodollar Rate as provided above shall be conclusive, absent manifest error. Furthermore, if the Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Revolving Credit Loans are not available to the Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Revolving Credit Loans requested by the Borrower to be Eurodollar Loans or the Revolving Credit Loans bearing interest at the rates set forth in this Agreement shall not represent the effective pricing to the Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), the Lender shall promptly notify the Borrower and (1) all existing Eurodollar Loans shall convert to Base Margin Loans upon the end of the applicable Interest Period, and (2) no additional Eurodollar Loans shall be made until such circumstances are cured.

(c) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to the Lender, make it unlawful for the Lender to make or maintain Eurodollar Loans, then the Lender shall promptly notify the Borrower and (A) the Eurodollar Loans shall immediately convert to Base Margin Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional Eurodollar Loans shall be made until such circumstance is cured.

(d) If, for any reason, a Eurodollar Loan is paid prior to the last Business Day of any Interest Period or if a Eurodollar Loan does not occur on a date specified by the Borrower in its request (other than as a result of a default by the Lender), the Borrower agrees to indemnify the Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by the Lender to fund or maintain such Eurodollar Rate Loan) cost or expense incurred by the Lender as a result of such prepayment.

(e) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Lender; (B) subject the Lender or the Eurodollar Loans to any Tax or change the basis of taxation of payments to the Lender of principal or interest due from the Borrower to the Lender hereunder (other than a change in the taxation of the overall net income or net profits of the Lender); or (C) impose on the Lender any other condition regarding the Eurodollar Loans or the Lender’s funding thereof, and the Lender shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Lender of making or maintaining the Eurodollar Loans or to reduce the amount of principal or interest received by the Lender hereunder, then the Borrower shall pay to the Lender, on demand, such additional amounts as the Lender shall, from time to time, determine are sufficient to compensate and indemnify the Lender from such increased cost or reduced amount.

(f) The Lender shall receive payments of amounts of principal of and interest with respect to the Eurodollar Loans free and clear of, and without deduction for, any Taxes. If (A) the Lender shall be subject to any Tax in respect of any Eurodollar Loans or any part thereof or, (B) the Borrower shall be required to withhold or deduct any Tax from any such amount, the Eurodollar Rate applicable to such Eurodollar Loans shall be adjusted by the Lender to reflect all additional costs incurred by the Lender in connection with the payment by the Lender or the withholding by the Borrower of such Tax and the Borrower shall provide the Lender with a statement detailing the amount of any such Tax actually paid by the Borrower. Determination by the Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by the Lender is subsequently recovered by the Lender, the Lender shall reimburse the Borrower to the extent of the amount so recovered. A certificate of an officer of the Lender setting forth the amount of such recovery and the basis therefor shall be conclusive (absent manifest error).

2.21	INCREASE IN REVOLVING CREDIT LOAN CEILING.

In the event that as of the Closing Date, the Borrower elects a Revolving Credit Loan Ceiling of Thirty Million ($30,000,000), the Borrower may, by giving at least ten (10) Business Days’ prior written notice to the Lender, request increases in, and the Lender agrees to increase, the Revolving Credit Loan Ceiling up to Forty Million ($40,000,000) Dollars, in aggregate principal amounts in an integrals of $5,000,000, provided, that as of the date of the request and the effective date of such increase (x) no Material Adverse Change shall exist and be continuing and (y) no Default or Event of Default shall exist and be continuing.

ARTICLE III. - CONDITIONS PRECEDENT

As a condition to the effectiveness of this Agreement and the establishment of the Revolving Credit, each of the documents respectively described in Sections 3.1 through and including 3.4 (each in form and substance reasonably satisfactory to the Lender) shall have been delivered to the Lender, and the conditions respectively described in Sections 3.5 through and including 3.9, shall have been satisfied or waived as of the Closing Date:

3.1	CORPORATE DUE DILIGENCE.

(a) A certificate of corporate good standing issued with respect to each Obligor by the Secretary of State of the State in which such Obligor is organized.

(b) Certificates of qualification to do business as a foreign corporation, issued by the Secretary(ies) of State of each State in which each Obligor is qualified to do business in the United States.

(c) A Certificate of an Authorized Officer of each Obligor as to the due adoption and continued effectiveness of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by this Agreement and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents, such certificate to set forth the text of each such resolution in an attachment thereto.

3.2	OPINION.

An opinion of counsel to the Obligors.

3.3	OFFICER’S CERTIFICATES.

Certificates executed by an Authorized Officer of the Borrower and stating that the representations and warranties made by the Obligors to the Lender in the Loan Documents executed as of the Closing Date are true and correct in all material respects as of the date of such certificate (except to the extent that such representations and warranties specifically refer to any earlier date, in which case as of such earlier date), and that no Default exists.

3.4	ADDITIONAL DOCUMENTS.

Such additional instruments and documents as the Lender or its counsel reasonably may require or request including, without limitation, the following:

(a) Loan Documents. Each of the Loan Documents required to be executed on or prior to the Closing Date shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

(b) Certificate of Insurance. A certificate of insurance from an independent insurance broker dated on or about the Closing Date, identifying insurers, types of insurance, insurance limits, policy terms and otherwise describing the insurance obtained in accordance with this Agreement.

(c) Borrowing Base Certificate. Delivery of the initial Borrowing Base Certificate dated as of the Closing Date.

(d) Fee Letter. Fee Letter dated as of the Closing Date by and between the Lender and the Obligors.

(e) Trademark Security Agreement. Duly executed and delivered Trademark Security Agreement dated as of the Closing Date, by and between the Obligors and the Lender.

(f) Business Plan. A Business Plan for Fiscal Year 2005.

3.5	REPRESENTATIONS AND WARRANTIES.

Each of the representations made by or on behalf of the Obligors in this Agreement or in any of the other Loan Documents executed on the Closing Date or in any other report, statement, document, or paper provided by or on behalf of the Obligors in connection therewith shall be true and correct in all material respects, as of the date as of which such representation or warranty was made (except to the extent that such representations and warranties specifically refer to any earlier date, in which case as of such earlier date).

3.6	MINIMUM DAY ONE AVAILABILITY.

After giving effect to the first funding under the Revolving Credit (but only to the extent a funding is requested on the Closing Date), any charges to the Loan Account permitted to be made hereunder in connection with the establishment of the credit facility contemplated hereby; all L/Cs to be issued at, or immediately subsequent to such establishment, Availability shall not be less than $20,000,000 or, if the Borrower elects a Revolving Credit Loan Ceiling of $30,000,000 as of the Closing Date, $12,500,000.

3.7	ALL FEES AND EXPENSES PAID.

All fees due at or immediately after the first funding under the Revolving Credit (but only to the extent a funding is requested on the Closing Date), and all reasonable out-of-pocket costs and expenses incurred by the Lender as of the Closing Date in connection with the establishment of the credit facility contemplated hereby (including the reasonable and documented fees and expenses of counsel to the Lender to the extent invoiced) shall have been paid in full.

3.8	NO DEFAULT.

Neither a Default nor an Event of Default has occurred which is continuing.

3.9	NO ADVERSE CHANGE.

No event shall have occurred since the date of the Borrower Group’s most recent audited financial statements that has had or would reasonably be expected to have a Material Adverse Effect.

3.10	VALIDITY OF LIENS.

All UCC filings necessary in the reasonable opinion of the Lender to protect and preserve such Collateral Interests shall have been duly effected. The Lender shall have received evidence thereof in form and substance reasonably satisfactory to the Lender.

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES:

To induce the Lender to establish the credit facility contemplated herein, to make loans and advances and to provide financial accommodations under this Agreement (each of which loans shall be deemed to have been made in reliance thereupon), the Obligors, in addition to all other representations and warranties made by the Obligors in any other Loan Document, represent and warrant as follows:

4.1	DUE ORGANIZATION. CORPORATE AUTHORIZATION. NO CONFLICTS.

(a) The exact name of each of the Obligors, as set forth in such Obligor’s organizational documents, is set forth in EXHIBIT 4.1 hereof, as updated from time to time in accordance with Section 6.3. The Obligors are in good standing and duly organized under the laws of their respective States of organization and are in good standing in every other State in which, by reason of the nature or location of the Obligors’ assets or operation of the Obligors’ business, such qualification is necessary, except in each case where the failure to so qualify would not have a Material Adverse Effect. EXHIBIT 4.1, excluding any update thereof provided in accordance with Section 6.3, accurately describes the corporate structure of the Obligors and their Subsidiaries as of the date of this Agreement.

(b) EXHIBIT 4.1, as updated from time to time in accordance with Section 6.3, accurately identifies each Subsidiary and each Subsidiary’s (i) form of legal entity, (ii) number of shares of capital stock issued, (iii) number of shares of capital stock owned by any of the Obligors, (iv) jurisdiction of organization; and identifies whether such Subsidiary qualifies as an Inactive Subsidiary.

(c) Each Obligor has all requisite corporate power and authority to execute, deliver and perform each Loan Document to which such Obligor is a party.

(d) The execution and delivery by each Obligor of each Loan Document to which it is a party, each Obligor’s consummation of the transactions contemplated by such Loan Document (including, without limitation, the creation of Collateral Interests by such Obligors to secure the Liabilities), such Obligor’s performance under such Loan Document, the borrowings hereunder, and the use of the proceeds thereof:

(i)	Have been duly authorized by all necessary corporate action on the part of such Obligor;

(ii)	Do not contravene any provision of any Requirement of Law or obligation of the Obligors pursuant to a Material Contract except to the extent any such contravention would not reasonably be expected to have a Material Adverse Effect; and

(iii)	Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any Collateral pursuant to any Requirement of Law or obligation of the Obligors, except pursuant to the Loan Documents.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will be duly executed and delivered by each Obligor that is a party thereto and is the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting creditors’ rights generally or by general principles of equity.

(f) Neither the Borrower, nor any of its Subsidiaries, has engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other anti-money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the regulations promulgated thereunder (collectively, the “Patriot Act”), or any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or (ii) in contravention of Executive Order No. 13224 issued by the President of the United States on September 24, 2001 (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Executive Order 13224”) or (iii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, OFAC, Financial Action Task Force, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. As of the Closing Date, neither the Borrower nor any of its Subsidiaries (i) that is listed in the Annex to or is otherwise subject to the provisions of Executive Order 13224, (ii) whose name appears on OFAC’s most current list of “Specifically Designed Nationals and Blocked Persons,” (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in Executive Order 13224, or (iv) who has been associated with or is otherwise affiliated with any entity or person listed above.

4.2	TRADE NAMES.

EXHIBIT 4.2 is a listing of:

(a) All names under which any of the Obligors has conducted its business within the five (5) years preceding the date of this Agreement, and

(b) All Persons with whom the Obligors ever consolidated or merged within the five (5) years preceding the date hereof, or from whom the Obligors ever acquired in a single transaction or in a series of related transactions substantially all of such Person’s assets within the five (5) years preceding the date of this Agreement.

4.3	INTELLECTUAL PROPERTY.

(a) The Obligors collectively own, or have the right to use, all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual property or proprietary rights that are necessary for the Obligors’ conduct of the Obligors’ businesses, except as would not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Borrower, the conduct by the Obligors of the Obligors’ businesses does not presently infringe the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person, in each case except as would not reasonably be expected to have a Material Adverse Effect.

4.4	SOLVENCY.

Each Obligor is Solvent.

4.5	LOCATIONS.

(a) The Collateral consisting of Inventory and Equipment, and the books, records, and papers of the Obligors pertaining thereto, are kept and maintained solely at the Borrower’s Headquarters and those locations which are listed on EXHIBIT 4.5(a), as updated from time to time in accordance with Section 6.3, (in each case, except for such Collateral in transit or as permitted in Section 4.5(b) hereof or as would not reasonably be expected to have a Material Adverse Effect), which Exhibit includes, with respect to each such location, the name and address as of the date of this Agreement of the landlord on the Lease which covers such location.

(b) No Collateral that is tangible personal property of the Obligors with a value in excess of $500,000 is in the care or custody of any third party or stored or entrusted with a bailee or other third party, except for: (i) Goods in control of a customs broker or freight forwarder or third party handling the shipping and delivery of such Goods who is listed on EXHIBIT 4.5(b), as updated from time to time in accordance with Section 6.3, and who has entered into a Customs Broker Agreement or other similar control agreement reasonably acceptable to the Lender; (ii) Goods for retail sale with a value in excess of $500,000 that are owned by Obligors and held in storage by a distributor listed on EXHIBIT 4.5(b), as updated from time to time in accordance with Section 6.3, and who has entered into a Collateral Access Agreement with Lender; (iii) equipment used in Obligors’ operations and held by the manufacturer or the owner of the property in which such equipment is to be installed, pending availability of the location for installation or held by a supplier or other Person for the purpose of repair or maintenance, (iv) Goods in control of a freight forwarder or a bonded warehouse listed on EXHIBIT 4.5(b), as updated from time to time in accordance with Section 6.3, and, in each case, who has entered into a Customs Broker Agreement or similar control agreement reasonably satisfactory to the Lender; or (v) Inventory, title of which has passed to an Obligor, which are in transit outside the United States and which are not included in Eligible Inventory for Borrowing Base purposes. Notwithstanding anything to the contrary contained in this Section 4.5, for third parties listed on EXHIBIT 4.5(b) as of the date of this Agreement, the Obligors shall have ninety (90) days from the Closing Date to cause such third parties to deliver duly executed Customs Broker Agreements, Collateral Access Agreements, or other similar control agreements as required hereby.

4.6	TITLE TO ASSETS.

(a) The Obligors collectively own the Collateral free and clear of all Encumbrances other than Encumbrances listed on EXHIBIT 4.6(a) and Permitted Encumbrances.

(b) The Obligors do not have any goods, documents of title or other Collateral in the custody, control, or possession of a third party, except as set forth in EXHIBIT 4.6(b), as updated from time to time in accordance with Section 6.3, and except for goods in transit to a location of the Obligors permitted herein or in the ordinary course of business of the Obligors in the possession of the carrier transporting such goods or as permitted under Section 4.5(b).

4.7	INSURANCE.

EXHIBIT 4.7, as updated from time to time in accordance with Section 5.12, is a schedule of all material insurance policies owned by any of the Obligors under which any of the Obligors are the named insured. Each of such policies is in full force and effect. The Obligors are not in default or violation in any material respect of any such policy.

4.8	LICENSES AND OTHER MATERIAL CONTRACTS.

(a) EXHIBIT 4.8(a), as updated from time to time, sets forth all Material Contracts to which the Obligors are a party or are bound. The Obligors have delivered true, correct and complete copies of such Material Contracts existing as of the date of this Agreement to the Lender on or before the date of this Agreement. The Obligors are not in default of or under any Material Contract and have not received notice of the intention of any other party thereto to terminate any Material Contract, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(b) EXHIBIT 4.8(b), as updated from time to time, sets forth each material license (other than software and other intellectual property licenses), distributorship, franchise and similar agreement issued to any of the Obligors or to which any of the Obligors are a party. Each such license, distributorship, franchise, and similar agreement issued to the Obligors, or to which any of the Obligors are a party, is in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect. No party to any such agreement is in default or violation thereof, except as would not reasonably be expected to have a Material Adverse Effect. The Obligors have not received any notice or threat of cancellation of any such agreement except as would not reasonably be expected to have a Material Adverse Effect.

4.9	LEASES.

EXHIBIT 4.9 is a schedule, as updated from time to time, of (a) all presently effective Capital Leases to which any of the Obligors is a party with a value in excess of $500,000 and (b) all other presently effective Leases to which any of the Obligors is a party in the United States. Each of such Leases and Capital Leases is in full force and effect except as would not reasonably be expected to have a Material Adverse Effect, the Obligors are not in default or violation of any such Lease or Capital Lease except such defaults and violations as would not reasonably be expected to have a Material Adverse Effect, and the Obligors have not received any written notice or threat of cancellation of any such Lease or Capital Lease except as would not reasonably be expected to have a Material Adverse Effect.

4.10	REQUIREMENTS OF LAW.

The Obligors are in compliance with all Requirements of Law except where the failure of such compliance could not reasonably be expected to have a Material Adverse Effect. The Obligors have not received any notice of any violation of any Requirement of Law (other than of a violation which could not reasonably be expected to result in a Material Adverse Effect), other than any such violations that have not been cured or otherwise remedied.

4.11	LABOR RELATIONS.

(a) The Obligors are not party to any collective bargaining or other similar labor contract, except as disclosed on EXHIBIT 4.11, as updated from time to time.

(b) There is not presently pending and, to the Borrower’s knowledge, there is not threatened any of the following:

(i)	Any strike, slowdown, picketing, work stoppage, or employee grievance process of employees of any of the Obligors;

(ii)	Any proceeding against or affecting the Obligors relating to the alleged violation of any Requirement of Law pertaining to labor relations or National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Obligors; or

(iii)	Any lockout of any employees by the Obligors, (and no such action is contemplated by the Obligors);

that, in the case of any of the foregoing, would reasonably be expected to have a Material Adverse Effect.

(c) The Obligors have complied with all Requirements of Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing except as would not reasonably be expected to have a Material Adverse Effect.

4.12	TAXES.

(a) Each of the Obligors has filed, or caused to be filed, in a timely manner all material Federal, state and other material tax returns, reports and declarations which are required to have been filed by it. Each of the Obligors has paid or caused to be paid all material taxes due and payable, which, if unpaid, would result in an Encumbrance (other than a Permitted Encumbrance) on any of its properties or assets, except taxes which are being contested in good faith by appropriate proceedings diligently conducted, and with respect to which adequate reserves in conformity with GAAP have been provided on its books.

(b) Except as disclosed on EXHIBIT 4.12, as updated from time to time, there are no examinations of or with respect to the Obligors presently being conducted by the Internal Revenue Service or any other taxing authority.

(c) Each Obligor has paid all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against such Obligor or the Collateral by any Person whose claim would result in an Encumbrance (other than a Permitted Encumbrance) upon any asset of such Obligor or by any governmental authority, except taxes, contributions or other charges which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been provided on its books, and made all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Obligors, in each case except as would reasonably be expected to have a Material Adverse Effect.

4.13	NO MARGIN STOCK.

The Obligors are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of

Regulation U, T and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.14	ERISA.

Other than as described in EXHIBIT 4.14, and except as would not reasonably be expected to have a Material Adverse Effect, neither the Obligors nor any ERISA Affiliate:

(a) has ever been subject to any material liability for any violation of the terms of any Employee Benefit Plan maintained by the Obligors or any ERISA Affiliate;

(b) has ever been delinquent with respect to any report or filing with any governmental agency that Obligors or any ERISA Affiliate is required to file under ERISA;

(c) has ever been engaged in any “prohibited transactions” or “reportable events” (respectively as described in ERISA);

(d) has ever been engaged in, or commit, any act such that a tax or penalty could be imposed upon the Obligors on account thereof pursuant to ERISA;

(e) has ever accumulated any material funding deficiency within the meaning of ERISA;

(f) has ever terminated any Employee Benefit Plan such that a lien could be asserted against any assets of the Obligors on account thereof pursuant to ERISA; or

(g) has ever been a member of, contributes to, or has any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

4.15	HAZARDOUS MATERIALS.

To the knowledge of the Borrower and except as would not reasonably be expected to have a Material Adverse Effect, the Obligors have never:

(a) Been legally responsible for any release or threat of release of any Hazardous Material; or

(b) Received written notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Obligors and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

4.16	LITIGATION.

Except as described in EXHIBIT 4.16, as updated from time to time in accordance with Section 6.3, there is not presently pending or, to the Borrower’s knowledge, threatened by or against the Obligors any suit, action, proceeding, or investigation which would reasonably be expected to result in a Material Adverse Effect.

4.17	ADEQUACY OF DISCLOSURE.

(a) All financial statements furnished to the Lender by the Obligors have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the Consolidated condition of the Borrower Group at the date(s) thereof and the Consolidated results of operations and cash flows of the Borrower Group for the period(s) covered subject, in the case of interim financials, to normal year-end adjustments and absence of footnotes. There has been no Material Adverse Change in the financial condition, results of operations, or cash flows of the Borrower Group since the date(s) of the financial statements most recently furnished to the Lender hereunder.

(b) As of the date hereof, the Obligors do not have any material contingent obligations or obligation under any Lease or Capital Lease required to be, but which is not, noted in the Borrower Group’s Consolidated financial statements most recently furnished to the Lender hereunder.

(c) No document, financial statement or other information (other than projections or industry information) furnished by the Borrower to the Lender hereunder, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

ARTICLE V. - GENERAL COVENANTS:

5.1	PAYMENT AND PERFORMANCE OF LIABILITIES.

The Obligors shall pay each Liability arising hereunder when due (or when demanded, if payable on demand) and shall perform each other Liability required to be performed by such Obligor hereunder.

5.2	INDEBTEDNESS.

(a) The Obligors shall not have any Indebtedness other than:

(i)	Any Indebtedness under the Loan Documents;

(ii)	The Indebtedness (if any) listed on EXHIBIT 5.2, annexed hereto and any refinancings, refundings, renewals or extensions thereof (without increasing (except to the extent of fees and interest on such Indebtedness, refinancings, refundings, renewals or extensions), the principal, or shortening the maturity date, thereof);

(iii)	Indebtedness for fixed or capital assets secured by purchase money security interests not otherwise described EXHIBIT 5.2;

(iv)	Capital Leases (exclusive of those listed on EXHIBIT 4.9) in an aggregate principal amount not exceeding $2.5 million outstanding at any one time;

(v)	Guarantee obligations incurred in the ordinary course of business by any Obligor of obligations of any other Obligor;

(vi)	Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds or other similar obligations arising in the ordinary course of business in connection with the opening of new stores or the procurement of utility services, and any refinancings thereof;

(vii)	Prior to the occurrence of a Cash Management Event, Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days after its incurrence;

(viii)	Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(ix)	Permitted Intercompany Indebtedness; and

(x)	Other Indebtedness in an aggregate principal amount not to exceed $2.5 million in the aggregate outstanding at any time; provided, that such Indebtedness at all times is not secured by any Collateral Interest in any assets or property of the Obligors.

(b) The Obligors shall not prepay the principal amount of other Indebtedness (other than the Liabilities and Indebtedness described in paragraphs (ii), (iii), (vi), (vii), (viii), (ix) and (x) of Section 5.2(a)), except for amounts which do not exceed $500,000 in the aggregate in any Fiscal Year at any time following the Closing Date.

(c) Except for prepayments permitted under Section 5.2(b), the Obligors shall not make any payment of any part or all of the principal of any Subordinated Debt.

5.3	MAINTAIN PROPERTIES.

The Obligors shall:

(a) Keep material Collateral necessary for the operation of the Obligors’ business in good order and repair (ordinary reasonable wear and tear and insured casualty excepted);

(b) Not suffer or cause the waste or destruction of any material part of the Collateral;

(c) Not use any of the Collateral in violation of any policy of insurance thereon except as could not reasonably be expected to have a Material Adverse Effect; and

(d) Not sell or otherwise dispose of any of the Collateral, except for (i) Permitted Dispositions, and, following and during the continuance of a Cash Management Event, upon such sale or disposition, the Obligors shall turn over to the Lender all net cash Receipts as provided herein; and (ii) the sale or disposition of Collateral in connection with the movement of Inventory from one location to another location in the ordinary course of business.

5.4	DIVIDENDS; INVESTMENTS; CORPORATE ACTION.

The Obligors shall not:

(a) Pay any cash dividend or make any other distribution in respect of any class of the Obligors’ capital stock, except for Permitted Distributions;

(b) Redeem, retire, purchase, or acquire the Obligors’ capital stock or securities, except for Permitted Distributions;

(c) Invest in or purchase any stock or securities, or rights to purchase any such stock or securities, of any corporation or other entity, except for Permitted

Acquisitions and Permitted Investments and investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) Merge or consolidate or be merged or consolidated with or into: (i) any other corporation or other entity, except for mergers or consolidations in connection with Permitted Acquisitions, provided, that an Obligor is the surviving entity, or (ii) any other Obligor, provided, that if any such Obligor is the Borrower, the Borrower is the surviving entity, provided, further, that, in each case, Obligors shall not merge or consolidate any entity into an Obligor if such entity owns assets subject to Permitted Encumbrances described in clause (m) of the definition of Permitted Encumbrances;

(e) Consolidate any of the Obligors’ operations with those of any other corporation or other entity, except for: (i) mergers and consolidations between and among Obligors or (ii) mergers and consolidations in connection with Permitted Acquisitions, provided, that the Borrower or another Obligor is the controlling entity;

(f) Organize or create any Subsidiary, except in connection with Permitted Acquisitions or if such Subsidiary, other than an Exempt Subsidiary, at the time of formation (i) becomes a guarantor hereunder and (ii) grants the Lender valid, legally enforceable, first priority Collateral Interests, except for Permitted Encumbrances, in all or substantially all of its Collateral (to the extent such property falls within the scope of Section 9.1) to secure the Liabilities, and (iii) the stock of such Subsidiary is pledged to the Lender to secure the Liabilities; or

(g) Agree to subordinate (other than by operation of law) any debts or obligations owed to the Obligors by any third party to any other unsecured debts owed by such third party to any other Person.

5.5	LOANS.

The Obligors shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, except:

(a) Advance payments made, or extensions of trade credit, to the Obligors’ suppliers or customers in the ordinary course and the holding of Accounts Receivable in the ordinary course of business;

(b) Advances to any of the Obligors’ officers, directors, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Obligors, not to exceed $100,000 in the aggregate at any time outstanding;

(c) Guarantees of any Obligor in respect of Indebtedness permitted hereunder;

(d) Promissory notes or other non-cash consideration received in connection with the sale or disposition of any assets permitted hereunder;

(e) Obligations arising under any Hedge Agreement permitted to be entered into by such Obligor hereunder;

(f) Permitted Investments;

(g) Permitted Intercompany Indebtedness; and

(h) Investments existing as of the Closing Date and set forth on EXHIBIT 5.5.

5.6	PROTECTION OF ASSETS.

Following the occurrence and during the continuance of an Event of Default, the Lender may in its discretion from time to time, discharge any tax that is due or Encumbrance (including any Permitted Encumbrance) on any of the Collateral, or take any other action which the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral if the Obligors have failed to do so within a reasonable time after written notice. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard) that the Lender had acted in actual bad faith or in a grossly negligent manner. The Obligors shall pay to the Lender, on demand, or the Lender, in its discretion, may add to the Loan Account, all reasonable amounts paid or incurred by the Lender pursuant to this Section 5.6. The obligation of the Obligors to pay such amounts is a Liability.

5.7	LINE OF BUSINESS.

The Obligors shall not engage in any line of business other than the lines of business in which any of the Obligors is currently engaged or a business (including an upstream or downstream business) reasonably related thereto.

5.8	AFFILIATE TRANSACTIONS.

The Obligors shall not make any payment or give any value to an Affiliate, except for:

(a) transactions with such Affiliate for a price and on terms which shall be no less favorable to the Obligors than those which would have been charged and imposed in a comparable arms length transaction,

(b) transactions between Obligors;

(c) transactions with Saunders, Karp & Megrue involving: (i) an annual monitoring fee in an amount of up to $250,000 per year, (ii) other amounts in reimbursement of Saunders, Karp & Megrue’s reasonable out-of-pocket expenses, or (iii) reimbursement of any expenses incurred by Saunders, Karp & Megrue in connection with any registered offerings by Saunders, Karp & Megrue; and

(d) transactions which qualify as Permitted Dispositions between and among any Obligor.

5.9	FURTHER ASSURANCES.

(a) All Collateral which the Obligors own or have an interest in will, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article III), be subject to perfected Collateral Interests in favor of the Lender to the extent contemplated, and subject to the further actions required, by this Agreement (subject only to Permitted Encumbrances) to secure the Liabilities.

(b) Except to the extent provided herein, the Obligors shall execute and deliver to the Lender such instruments and documents, and shall take all such further action from time to time hereafter as the Lender may reasonably request: (i) to protect and perfect the Lender’s Collateral Interests in the Collateral; and (ii) to facilitate the collection of the Receivables Collateral. Except to the extent provided herein, the Obligors shall execute all such instruments as may be reasonably required by the Lender with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

(c) The Obligors hereby designate the Lender as and for the Obligors’ true and lawful attorney, with full power of substitution, to authorize on behalf of the Obligors the filing of any financing statements in order to perfect or protect the Lender’s Collateral Interests in the Collateral.

(d) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 5.9 shall be sufficient for filing to perfect the security interests granted herein.

5.10	NO RESTRICTIONS ON LIABILITIES.

The Obligors shall not enter into or become subject to any agreement prohibiting or restricting (other than with respect to Permitted Encumbrances and customary non-assignment provisions (i) as to the assets leased in any Lease governing a Leasehold Interest or (ii) in any licenses, joint venture agreements, or any other contracts), in any manner (including, without limitation, by way of covenant, representation, or event of default) the granting of Collateral Interests in favor of the Lender on any of the Collateral and the incurrence of any of the Liabilities.

5.11	LOCATIONS.

(a) The Obligors shall use their reasonable efforts to provide the Lender with Collateral Access Agreements or subordinations, in substantially the form annexed hereto as EXHIBIT 5.11(a), for each of the Obligors’ locations in any of the Landlord States.

(b) The Obligors shall not alter, amend or modify any Lease, if such alteration, amendment or modification would reasonably be expected to have a Material Adverse Effect.

5.12	INSURANCE.

(a) The Obligors shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be reasonably satisfactory to the Lender, in such amounts as exist as of the Closing Date, in each case except to the extent as would not reasonably be expected to have a Material Adverse Effect The Borrower shall provide Lender with written notice of any material changes in insurance polices made in compliance herewith, together with copies of policies referenced in such notice, and such notices shall be deemed to update EXHIBIT 4.7 from the date of such changes.

(b) All material insurance carried by the Obligors shall provide for a minimum of ten (10) days’ written notice of cancellation to the Lender and all such insurance which covers the Collateral shall include an endorsement in favor of the Lender, which endorsement shall provide that the insurance, to the extent of the Lender’s interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Obligors or by the failure of the Obligors to comply with any warranty or condition of the policy, which endorsement shall be delivered by Obligors to the Lender within 90 days of the Closing Date.

(c) The Obligors shall furnish the Lender from time to time, upon reasonable request by the Lender, with certificates or other evidence reasonably satisfactory to the Lender regarding compliance by the Obligors with the requirements under this Section 5.12.

(d) The Borrower shall advise the Lender of each claim in excess of $1,000,000 made by any of the Obligors under any policy of insurance which covers the Collateral and will permit the Lender, at the Lender’s option in each instance, to the exclusion of the Obligors, to participate in the adjustment on behalf of the Obligors of each such claim following the occurrence and during the continuance of any Event of Default. Following the occurrence and during the continuance of any Event of Default, the Obligors hereby appoint the Lender as the Obligors’ attorney in fact to obtain, participate in the adjustment, settle, and cancel on behalf of the Obligors any insurance described in this section and to endorse in favor of the Lender any and all drafts and other instruments with respect to such insurance. Such appointment, being coupled with an interest, is irrevocable until the earlier of the End Date and the termination of this Agreement by a written instrument executed by a duly authorized officer of the Lender. The Lender shall not be liable on account of any exercise pursuant to said power except where such exercise was conducted in a grossly negligent manner or in willful misconduct. The Lender may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Lender may determine.

(e) Within 90 days of the Closing Date, Obligors shall deliver to the Lender, in form and substance reasonably satisfactory to the Lender, a collateral assignment of Obligors’ rights under any material insurance policy insuring against business interruption or similar event.

5.13	PERFECTION CERTIFICATION

Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 6.8 of this Agreement, the Borrower shall deliver to the Lender a certificate executed by an Authorized Officer of the Borrower setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.13.

5.14	HAZARDOUS MATERIALS

Except as would not reasonably be expected to have a Material Adverse Effect, the Obligors shall:

(a) Dispose of any Hazardous Material only in compliance with all Environmental Laws; and

(b) Not store on any site or vessel occupied or operated by the Obligors and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Obligors’ business and is in compliance with all Environmental Laws, except for such matters that have been settled or otherwise completed and are no longer pending or threatened in any judicial or administrative forum.

5.15	OTHER COVENANTS.

The Obligors shall not indirectly do or cause to be done any act which, if done directly by the Obligors, would breach any covenant contained in this Agreement.

ARTICLE VI. - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:

6.1	MAINTAIN RECORDS.

The Obligors shall:

(a) At all times, keep proper books of account, in which entries full, true, and accurate in all material respects shall be made, all in accordance with GAAP applied consistently with prior periods to fairly reflect in all material respects the Consolidated financial condition of the Borrower Group at the close of, and its results of operations for, the periods in question.

(b) At all times, keep current records of the Collateral accurate in all material respects.

(c) At all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and instruct such accountants to be available to the Lender to discuss the Borrower’s financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender. Lender acknowledges that Ernst & Young LLP are satisfactory independent certified public accountants.

6.2	ACCESS TO RECORDS.

(a) The Obligors shall accord the Lender and the Lender’s representatives access from time to time during Obligors’ normal business hours as the Lender and such representatives may require to all properties owned by or over which the Obligors have control. The Lender and such representatives shall have the right, and the Obligors will permit the Lender and the Lender’s representatives from time to time as Lender and such representatives may request, all upon reasonable notice and at such reasonable times during normal business hours, to examine, inspect, copy, and make extracts from any and all of the Obligors’ books, records, electronically stored data, papers, and files. The Obligors shall make the Obligors’ copying facilities reasonably available to the Lender and the Lender’s representatives.

(b) The Obligors hereby authorize the Lender and the Lender’s representatives, upon reasonable prior written notice and during normal business hours to inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data of the Obligors which relates to the Obligors, and the Obligors, if requested by the Lender, shall instruct any service bureau, contractor, accountant, or other Person, who maintains such information for the Obligors to cooperate fully with the Lender and the Lender’s representatives with respect thereto.

6.3	NOTICE TO LENDER.

(a) The Borrower shall provide the Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i)	Any change in the Authorized Officers.

(ii)	Any cessation by the Borrower of its making payment to its creditors generally as the Borrower’s debts become due.

(iii)	The failure to pay rent when due and payable, the failure of which continues for more than Thirty (30) days, in respect of the Lease for the Domestic Distribution Center and the occurrence of a default or event of default (beyond the expiration of any applicable grace period) in respect of any other Lease which would reasonably be expected to have a Material Adverse Effect.

(iv)	Any Material Adverse Change.

(v)	The occurrence of a Default.

(vi)	Any intention on the part of the Obligors to discharge the Obligors’ present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

(b) The Borrower shall provide the Lender with prompt written notice of any change in the state of incorporation, the organizational or legal name or number of any Obligor (but in no event later than 10 days following such change), which notice shall be deemed to update EXHIBIT 4.1 as of the date of such change.

(c) The Borrower shall provide the Lender with prompt written notice of any entity becoming or ceasing to be a Subsidiary, provided, that in the former case, such notice shall set forth the entity’s (i) form of legal entity; (ii) number of shares of capital stock issued; (iii) number of shares of capital stock owned by any of the Obligors; (iv) jurisdiction of incorporation; and (v) whether such entity qualifies as an Exempt Subsidiary, and such notice shall be deemed to update EXHIBIT 4.1 as of the date of such notice.

(d) Borrower shall promptly provide Lender with written notice of any change in the Borrower’s Headquarters or those locations which are listed on EXHIBIT 4.5(a), which notice shall be deemed to update EXHIBIT 4.5(a) as of the date of such notice.

(e) Borrower shall promptly provide Lender with written notice of any third party having possession, custody or control of Collateral that is tangible personal property of the Obligors with a value in excess of $500,000 within the scope of paragraphs (i), (ii), (iv) and (v) of Section 4.5(b) after the date of this Agreement, which notice shall be deemed to update EXHIBIT 4.5(b) as of the date of such notice

(f) The Borrower shall provide the Lender with prompt written notice of any litigation which, if determined adversely to the Obligors, would reasonably be expected to have a Material Adverse Effect, which notice shall be deemed to update EXHIBIT 4.16 as of the date of such notice.

(g) The Borrower shall:

(i)	Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of Parent (qua such shareholders).

(ii)	Provide the Lender, when received by the Borrower, with a copy of any management letter or similar material communications from any accountant of Parent.

6.4	BORROWING BASE CERTIFICATE.

The Borrower shall provide the Lender by 5:00 p.m., on the ten (10th) Business Day of each fiscal month, with a Borrowing Base Certificate, substantially in the form attached hereto as EXHIBIT 6.4, provided, that, the Borrower shall provide that Lender by 11:30 a.m., weekly, on the first Tuesday of each fiscal week (or more frequently as required by Lender in its discretion), with a Borrowing Base Certificate, upon the occurrence and during the continuance of: (i) an Event of Default, or (ii) Availability, at any time, being less than the result (expressed in Dollars) of the Borrowing Base multiplied by Twenty (20%) Percent. Such Certificate may be sent to the Lender by facsimile or email transmission.

6.5	ADDITIONAL NOTICES TO LENDER UPON REQUEST.

(a) The Borrower shall provide the Lender with written notice from time to time and upon the request of the Lender of any new Material Contracts or expiry of any existing Material Contracts to which any Obligor is a party or is bound, or becomes a party or becomes bound, together with a copy thereof, if requested by the Lender, and such notice shall be deemed to update EXHIBIT 4.8(a) as of the date of such notice.

(b) The Borrower shall provide the Lender with written notice from time to time and upon the request of the Lender of any new or expiry of any existing material license (other than software or other intellectual property licenses), distributorship, franchise and similar agreement issued to any of the Obligors or to which any Obligor is a party or is bound, or becomes a party or becomes bound, together with a copy thereof if requested by the Lender, and such notice shall be deemed to update EXHIBIT 4.8(b) as of the date of such notice.

(c) The Borrower shall provide the Lender with written notice from time to time and upon the request of the Lender of any new or expiry of any existing Leases or Capital Leases to which any Obligor is a party or is bound, or becomes a party or becomes bound, together with a copy thereof if requested by the Lender, and such notice shall be deemed to update EXHIBIT 4.9 as of the date of such notice.

(d) The Borrower shall provide the Lender with written notice from time to time and upon the request of the Lender of any collective bargaining or other similar labor contract to which any Obligor is party, together with a copy thereof if requested by the Lender, and such notice shall be deemed to update EXHIBIT 4.11 from the date of such notice.

(e) The Borrower shall provide the Lender with written notice from time to time and upon the request of the Lender of any examinations of or with respect to the Obligors being conducted by the Internal Revenue Service or other taxing authority, and such notice shall be deemed to update EXHIBIT 4.12 as of the date of such notice.

6.6	MONTHLY REPORTS.

Monthly, the Borrower shall provide the Lender with copies of the following (each in such form as the Lender from time to time may reasonably specify), within Fifteen (15) days after the end of the previous month:

(a) Stock ledger of Inventory by department.

(b) Sales for Borrower and by store.

(c) Internally prepared income statement and balance sheet.

6.7	QUARTERLY REPORTS.

Quarterly, within Forty Five (45) days following the end of each of Parent’s Fiscal Quarters (other than the fourth quarter of Parent’s Fiscal Year), the Borrower shall provide the Lender with a copy of the Consolidated financial statement of the Borrower Group for the period from the beginning of Parent’s then current Fiscal Year through the end of the Fiscal Quarter, with comparative information for the same period of the previous Fiscal Year, which statement shall include, at a minimum, a balance sheet, income statement, statement of cash flows and comparisons for the corresponding Fiscal Quarter of the then immediately previous Fiscal Year.

6.8	ANNUAL REPORTS.

(a) Annually, within 90 days following the end of Parent’s Fiscal Year, the Borrower shall furnish the Lender with the following:

(i)	A copy of Parent’s Consolidated annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, Parent’s independent certified public accountants and shall include, at a minimum (with comparative information for the then prior Fiscal Year) a balance sheet, income statement, statement of stockholders’ equity, and statement of cash flows;

(ii)	An Officer’s Compliance Certificate; and

(iii)	A copy of Parent’s Annual Report on Form 10-K filed with the SEC.

6.9	OFFICERS’ CERTIFICATES.

(a) The Borrower shall cause an Authorized Officer to certify, in the form attached hereto as EXHIBIT 6.9 (the “Officer’s Compliance Certificate”) in connection with the quarterly and annual Consolidated financial statements required to be furnished to the Lender pursuant to this Agreement that:

(i)	Such statement was prepared in accordance with GAAP consistently applied and presents fairly in all material respects the financial condition of the Borrower Group at the close of, and the results of the Borrower Group’s operations and cash flows for, the period(s) covered, subject, however to the following:

(A)	year-end adjustments and the absence of footnotes (this exception shall not be included in the Officer’s Certificate which accompanies such annual statement).

(B)	any Material Accounting Changes (in which event, such certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the Availability covenant imposed pursuant to Section 6.12.

(ii)	There does not exist and is continuing a Default or Event of Default or, if such an event has occurred and is continuing, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

6.10	INVENTORIES, APPRAISALS, AND AUDITS.

(a) The Lender may, at the expense of the Obligors, observe each inventory and any cycle count of the Collateral which is undertaken on behalf of the Obligors. The Obligors may not change the methodology to be followed in connection with the conduct of and reporting on the results of such inventory from the methodology employed by the Obligors as of the date of this Agreement, except for such changes in methodology as are reasonably necessitated by the Obligors migrating to a perpetual cost system.

(b) The Obligors, at their expense, shall cause each store location, warehouse, and distribution center to have not less than one (1) physical inventory in each twelve (12) month period to be undertaken, and cycle counts, consistent with current practice, while this Agreement is in effect, conducted by such inventory takers as are reasonably satisfactory to the Lender and following such methodology consistent with Obligors’ past practices.

(c) Upon request of the Lender, the Obligors shall provide the Lender with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by the Obligors) within ten (10) days after its completion.

(d) The Obligors shall provide the Lender with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Obligors) to the Obligors’ books and records within sixty (60) days following the completion of such inventory.

(e) The Lender, in its reasonable discretion, following the occurrence and during the continuance of a Event of Default, may cause such additional inventories to be taken as the Lender reasonably determines (each, at the expense of the Obligors).

(f) Prior to the Borrower meeting the Audit and Appraisal Threshold, the Lender agrees to not conduct any appraisals of the Obligors’ Inventory. Thereafter and subject to the Borrower continuing to meet the Audit and Appraisal Threshold, Lender contemplates obtaining up to one (1) appraisal (at the expense of the Borrower) of the Borrower’s Inventory during any twelve (12) month period during which this Agreement is in effect, but in its reasonable discretion, may obtain more in the event it deems it reasonably necessary, provided that, unless an Event of Default has occurred and is continuing, such additional appraisals shall be at the expense of the Lenders, and following the occurrence and during the continuance of an Event of Default such appraisals shall be at the expense of the Borrower. Each appraisal required by the Lender pursuant to this Agreement shall be conducted by such appraisers as are reasonably satisfactory to the Lender.

(g) Prior to the Borrower meeting the Audit and Appraisal Threshold, the Lender agrees to not conduct any commercial finance audits. Thereafter and subject to the Borrower continuing to meet the Audit and Appraisal Threshold, the Lender contemplates conducting up to two (2) commercial finance audits (each at the expense of the Borrower) of the Borrower’s books and records during any twelve (12) month period during which this Agreement is in effect, but in its reasonable discretion, may obtain more in the event it deems it reasonably necessary, provided that, unless an Event of Default has occurred and is continuing, such additional audits shall be at the expense of the Lenders, and following the occurrence and during the continuance of an Event of Default such audits shall be at the expense of the Borrower.

6.11	ADDITIONAL FINANCIAL INFORMATION.

(a) In addition to all other information required to be provided pursuant to this Article VI, the Obligors promptly shall provide the Lender, such other and additional information concerning the Obligors, the Collateral, the operation of the Obligors’ businesses, and the Obligors’ financial condition, including financial reports and statements (including supporting schedules), as the Lender may from time to time reasonably request from the Obligors.

(b) The Obligors may provide the Lender, from time to time hereafter, with updated forecasts of the Obligors’ anticipated performance and operating results.

(c) The Borrower shall, no later than 30 days after the end of each of Parent’s Fiscal Years, furnish the Lender with an updated Business Plan which shall go out at least through the end of the then next Fiscal Year, which shall include (i) a Consolidated income statement, balance sheet and cash flow, by quarter, and (ii) the components of the Borrowing Base (shall include projections regarding monthly sales and assumptions, each prepared consistent with the Borrower’s historical practices).

(d) The Obligors recognize that all appraisals, inventories, analysis, financial information, and other materials which the Lender may obtain, develop, or receive with respect to the Obligors is confidential to the Lender. The Lender will furnish to the Borrower upon request copies of third party appraisals and third party financial audits relied upon by the Lender to add or adjust Reserves, subject to the Lender obtaining prior approval from such third party appraisers and third party auditors retained by the Lender, if applicable.

6.12	AVAILABILITY COVENANT.

The Borrower shall not cause or suffer to exist Availability, at all times, to be less than that amount (stated in Dollars) equal to Ten (10%) Percent multiplied by the lesser of the Borrowing Base and the Revolving Credit Loan Ceiling. Compliance with such Availability covenant shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants). The Lender may assess the Borrower’s compliance with such covenant based upon financial reports and statements provided by the Obligors to the Lender (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Lender.

ARTICLE VII. - USE AND COLLECTION OF COLLATERAL:

7.1	INVENTORY COVENANTS.

(a) The Obligors shall not engage in any sale of the Inventory other than for fair consideration or in the conduct of the Obligors’ businesses in the ordinary course and shall not engage in sales or other dispositions of Inventory to creditors, sales or other dispositions in bulk, or any use of any of the Inventory in breach of any provision of this Agreement that would reasonably be expected to have a Material Adverse Effect.

(b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Obligors’ customary return policy applicable to the return of Inventory purchased by the Obligors’ retail customers in the ordinary course, such Inventory may be returned to the Obligors without the consent of the Lender.

(c) Obligors shall ensure that all Inventory now owned or hereafter acquired by the Obligors which is included in the calculation of the Borrowing Base is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances or for purchases of “irregular” Inventory in accordance with current practices).

(d) Obligors shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders relating thereto), in each case except as would not reasonably be expected to have a Material Adverse Effect.

(e) Obligors shall keep all Inventory which is included in the calculation of the Borrowing Base in good and marketable condition.

(f) None of the Inventory or other Collateral constitutes Farm Products.

7.2	ACCOUNT COVENANTS.

(a) The Obligors may grant such allowances or other adjustments to the Obligors’ Account Debtors, Credit Card Processors and Credit Card Issuers as the Obligors may reasonably deem to accord with sound business practice, provided, however, the authority granted the Obligors pursuant to this Section 7.2 may be limited or terminated by the Lender at any time in the Lender’s discretion following the occurrence and during the continuance of an Event of Default.

(b) The Borrower shall notify Lender in writing promptly of the assertion of (i) any claims, offsets, defenses or counterclaims by any Account Debtor, Credit Card Issuer or Credit Card Processor or any disputes with any of such Persons or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $100,000 in any one case or $500,000 in the aggregate in any Fiscal Year and (ii) all information relating to the financial condition of any Account Debtor, Credit Card Issuer or Credit Card Processor known to the Obligors that would reasonably be expect to have a Material Adverse Effect on the Obligors.

(c) After the occurrence and during the continuance of an Event of Default, the Lender from time to time may verify the Receivables Collateral directly with the Obligors’ Account Debtors, Credit Card Issuer or Credit Card Processor, such verification to be undertaken in keeping with commercially reasonable commercial lending standards.

(d) The Borrower shall notify Lender in writing promptly of: (i) any notice of a material default by the Obligors under any Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to Obligors, (ii) any notice from any Credit Card Processor or Credit Card Issuer that such Person is ceasing or suspending, or will cease or suspend, any present or future payments generally due or to become due to Obligors from such Person, or that such Person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of the Obligors to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to the Obligors.

7.3	NOTIFICATION TO ACCOUNT DEBTORS.

The Lender shall have the right while an Event of Default has occurred and is continuing to notify any of the Obligors’ Account Debtors, Credit Card Issuer, and Credit Card Processor to make payment directly to the Lender and to collect all amounts due on account of the Collateral following the occurrence and during the continuance of a Cash Management Event.

7.4	RIGHT TO CURE

Lender may, at its option, upon prior notice to the Obligors, following the occurrence and during the continuance of an Event of Default, (a) cure any default by the Obligors under any material agreement with a third party that affects the Collateral, its value or the ability of the Lender to exercise Lender’s Rights and Remedies or the ability of the Obligors to perform their obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any material judgment entered against the Obligors, (c) discharge any material Encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in the Lender’s judgment, is necessary or appropriate to preserve, protect, insure, or maintain the Collateral and the rights of the Lender with respect thereto. Lender may add any amounts so expended to the Liabilities and charge the Loan Account therefor, such amounts to be payable by Obligors on demand (supported by reasonable supporting back-up documentation). Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of the Obligors. Any payment made or other action taken by Lender under this section shall be without prejudice to any right to assert an Event of Default hereunder and proceed accordingly.

ARTICLE VIII. - CASH MANAGEMENT; PAYMENT OF LIABILITIES:

8.1	DEPOSITORY ACCOUNTS.

(a) Annexed hereto as EXHIBIT 8.1, as updated from time to time, is a Schedule of all present DDA’s and Investment Accounts, which includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository. The Borrower shall provide prompt written notice to the Lender of the opening or closing of any DDAs and Investment Accounts made by any Obligor in accordance with the provisions of this Agreement and such notice shall be deemed to update EXHIBIT 8.1 as of the date of the opening or closing of such accounts.

(b) The Obligors shall deliver the following to the Lender with respect to each DDA, if required by the Lender (in respect of clause (b)(i) of this Section, only after the occurrence and during the continuance of an Event of Default):

(i)	Notification, executed on behalf of the Obligors, to each depository institution with which any DDA is maintained (other than any Exempt DDA or Blocked Account), in form satisfactory to the Lender of the Lender’s interest in such DDA.

(ii)	A Blocked Account Agreement with any depository institution at which either of the following conditions applies:

(A)	Both any DDA (other than the Operating Account) and the Operating Account is maintained.

(B)	A Blocked Account is maintained.

(c) The Obligors will not establish any DDA hereafter (other than an Exempt DDA) unless, contemporaneous with such establishment, the Obligors deliver, if required by the Lender, the following to the Lender:

(i)	With respect to DDAs that are not Blocked Accounts, the Operating Account, or Exempt DDA’s, notification to the depository at which such DDA is established if the same would have been required pursuant to Section 8.1(b)(i) if the subject DDA were open at the execution of this Agreement;

(ii)	With respect to DDAs that are Blocked Accounts, a Blocked Account Agreement executed on behalf of the depository at which such DDA is established if the same would have been required pursuant to Section 8.1(b)(ii) if the DDA were open at the execution of this Agreement.

(d) Notwithstanding anything contained herein to the contrary, the Obligors (i) shall deliver a Control Agreement to the Lender with respect to each Investment Account existing as of the date of this Agreement within ninety (90) days of the Closing Date, and (ii) shall not establish any Investment Account hereafter unless, contemporaneous with such establishment, the Obligors deliver a Control Agreement to the Lender, executed by the institution at which such Investment Account is maintained.

8.2	CREDIT CARD RECEIPTS.

(a) Annexed hereto as EXHIBIT 8.2, as updated from time to time in accordance with this Section 8.2, is a Schedule which describes all Credit Card Agreements. The Borrower shall provide prompt written notice to the Lender of the Obligors entering into any new Credit Card Arrangements in accordance with the provisions of this Agreement and such notice shall be deemed to update EXHIBIT 8.2 from the date of such notice.

(b) The Obligors shall deliver to the Lender, notification, executed on behalf of the Obligors, to each of the Obligors’ Credit Card Processors of notice (in form reasonably satisfactory to the Lender), which notice provides that payment of all credit card charges submitted by the Obligors to that clearinghouse or other processor and any other amount payable to the Obligors by such clearinghouse or other processor shall be directed to the Concentration Account or as otherwise designated from time to time by the Lender following the occurrence and during the continuance of a Cash Management Event and shall cause each such Credit Card Processor to enter into Credit Card Acknowledgments. For those Credit Card Processors in existence as of the Closing Date, Obligors shall deliver to the Lender such notification within 90 days of the Closing Date. Following the occurrence and during the continuance of a Cash Management Event, the Obligors shall not change such direction or designation except upon and with the prior written consent of the Lender.

8.3	THE CONCENTRATION, BLOCKED, OPERATING ACCOUNTS AND INVESTMENT ACCOUNTS.

(a) The following checking accounts have been or will be established (and are so referred to herein):

(i)	The “Concentration Account”: Established by the Lender with the Lender.

(ii)	The “Blocked Account(s)”: Such concentration accounts established by the Obligors with (A) Bank of America (no later than 90 days from the Closing Date); and (B) any other banks reasonably satisfactory to the Lender.

(iii)	The “Operating Account”: Established by the Obligors with the Lender, from which disbursements may be made and into which advances under the Revolving Credit may be deposited or deposits from the Blocked Account(s) may be made.

(iv)	The “Investment Account”: Established by the Obligors with the Lender or its Affiliate as of or prior to the Closing Date, and each other investment account of the Obligors maintained by the Obligors in compliance with Section 8.1(d), in which Permitted Investments may be maintained.

(b) The contents of each DDA (other than the Operating Account), of the Blocked Account, and each Investment Account constitute Collateral and Proceeds of Collateral. The contents of the Concentration Account constitute the Lender’s property.

(c) The Obligors shall not establish any Blocked Account hereafter except upon not less than 10 days written notice to the Lender and the delivery to the Lender of a Blocked Account Agreement with respect thereto.

(d) The Obligors shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Lender.

(e) Notwithstanding anything to the contrary contained in this Section 8.3 or elsewhere in this Agreement, each Blocked Account Agreement (other than any Control Agreement in respect of any Investment Account) shall provide (except as the Lender may otherwise agree in writing) that, until Lender has notified the financial institution maintaining such Blocked Account in writing to forward by daily sweep all amounts in the applicable Blocked Account in excess of any minimum balance therefor permitted hereunder to the Concentration Account, all amounts in the applicable Blocked Account shall be forwarded pursuant to the instructions of the Obligors given to the depository institution maintaining such Blocked Account from time to time. Lender shall be entitled to give the aforementioned notification to such financial institution, or to request that the Obligors delivers such a notification to such financial institution under Section 8.3(f), only after the occurrence and during the continuation of a Cash Management

Event (the period during which the Lender may give such a notice, a “Sweep Period”); provided, however, that, each Sweep Period shall terminate as soon as reasonably practicable but in no event later than Five (5) Business Days after a Sweep Termination.

(f) The Obligors agree that, at any time during a Sweep Period that the Lender requests that the Obligors deliver to a financial institution maintaining a Blocked Account an instruction to forward by daily sweep all amounts in the applicable Blocked Account in excess of any minimum balance therefor permitted to be maintained hereunder to the Concentration Account as permitted hereunder, the Obligors shall immediately upon such a request deliver such an instruction to such financial institution and deliver a written copy thereof to the Lender.

(g) Notwithstanding anything contained herein to the contrary, within 90 days after the Closing Date, the Obligors shall have established its DDAs (including, without limitation, its Blocked Accounts and Operating Accounts, other than Exempt DDAs and those DDAs which Lender may agree do not have to be Transferred to Bank of America) with the Lender or its Affiliates as required herein and shall have caused all funds then on deposit and thereafter deposited, in excess of any minimum balance therefor, in any DDAs not maintained with the Lender or its Affiliates to be Transferred, by ACH or wire transfer, daily, to such DDAs established with the Lender or its Affiliate.

8.4	PROCEEDS AND COLLECTION OF ACCOUNTS.

(a) During the Sweep Period, all Receipts constituting Collateral and proceeds of Collateral shall be held in trust by the Obligors for the Lender, shall not be commingled with any of the Obligors’ other funds, and (other than amounts maintained in DDAs pursuant to Sections 8.4(b), 8.4(c) and 8.4(d) and amounts retained for petty cash at each store) shall be deposited and/or transferred only to the Blocked Account(s), Operating Account or the Concentration Account, or another DDA permitted hereunder (and in such case, only if the funds in such DDA are deposited in and/or transferred to a Blocked Account, Operating Account or Concentration Account).

(b) During the Sweep Period, the Obligors shall cause the ACH or wire transfer to a Blocked Account or the Operating Account, as designated by the Lender (or shall permit the Lender to cause such daily ACH or wire transfers to a Blocked Account or the Concentration Account), no less frequently than weekly (and, if required by Lender, as frequently as, but not more frequently than, daily) (and whether or not there is then an outstanding balance in the Loan Account) of the following:

(i)	The contents of each DDA (other than any Exempt DDA, the Blocked Accounts or the Operating Account). Each such transfer to be net of any minimum balance, not to exceed $10,000, as may required to be maintained in the subject DDA by the Obligors in the ordinary course of business.

(ii)	The proceeds of all credit card charges not otherwise provided for pursuant hereto.

(c) During any Sweep Period, whether or not any Liabilities are then outstanding, the Obligors shall cause the daily ACH or wire transfer to the Concentration Account, or as otherwise designated by the Lender (or shall permit the Collateral Lender to cause such daily ACH or wire transfers to the Concentration Account or as otherwise designated by Collateral Lender), of then entire ledger balance of each Blocked Account, net of such minimum balance, not to exceed $10,000, as may be required to be maintained in the Blocked Account by the Obligors in the ordinary course of business.

(d) In the event that, notwithstanding the provisions of this Section 8.4, the Obligors receive or otherwise have dominion and control of any Receipts during a Sweep Period, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Obligors for the Lender and shall not be commingled with any of the Obligors’ other funds or deposited in any account of the Obligors other than as instructed by the Lender.

8.5	PAYMENT OF LIABILITIES.

(a) On each Business Day during a Sweep Period, the Lender shall apply the then collected balance of the Concentration Account (net of fees charged, and of such minimum balances as may be required by the bank at which the Concentration Account is maintained) first, towards the unpaid balance of the Loan Account and second towards all other Liabilities, provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made one (1) Business Day after such transfer.

(b) The following rules shall apply to deposits and payments under and pursuant to this Agreement:

(i)	Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Lender by 2:00 PM on that Business Day.

(ii)	Funds paid to the Lender, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Lender by 2:00 PM on that Business Day.

(iii)	If notice of a deposit to the Concentration Account (Section 7.5(b)(i)) or payment (Section 7.5(b)(ii)) is not available to the Lender until after 2:00 PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 AM on the then next Business Day.

(iv)	All deposits to the Concentration Account and other payments to the Lender are subject to clearance and collection.

(c) The Lender shall transfer to the Operating Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 8.5(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that an Event of Default has occurred and is continuing and or one or more L/C’s are then outstanding, then the Lender may establish a funded reserve of up to 103% of the aggregate Stated Amounts of such L/C’s, together with, if (i) the continuing Event of Default arose under Sections 11.8 or 11.9, or (ii) an Acceleration of the Liabilities or a Liquidation has occurred, such other funded reserves as the Lender deems reasonably necessary in respect of contingent, indemnity obligations. Such funded reserves shall either be (i) returned to the Obligors provided that, the Event of Default no longer exists and is continuing or (ii) applied towards the Liabilities following Acceleration of such Liabilities by the Lender as permitted hereunder.

8.6	THE OPERATING ACCOUNTS AND DISBURSEMENT ACCOUNT.

Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Obligors upon, and other disbursements shall be made by the Obligors solely from, the Operating Accounts or Disbursement Accounts.

ARTICLE IX. - GRANT OF SECURITY INTEREST:

9.1	GRANT OF SECURITY INTEREST.

To secure the Obligors’ performance and payment of all and each of the Liabilities, each Obligor hereby grants to the Lender, for the benefit of the Lender, a continuing security interest in and to, the Collateral (as defined below) and each item thereof, whether now owned or now due, or in which in which that Obligor has an interest, or hereafter acquired, arising, or to become due, or in which that Obligor obtains an interest. The “Collateral” shall mean:

(a) All Accounts.

(b) All Inventory.

(c) All General Intangibles.

(d) All Equipment.

(e) All Goods.

(f) All Fixtures.

(g) All Chattel Paper.

(h) All Letter of Credit Rights.

(i) All Payment Intangibles.

(j) All Supporting Obligations.

(k) All books, records, and information relating to the Collateral and/or to the operation of the Obligors’ businesses, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

(l) All Investment Property, Instruments, Documents, Documents of Title, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other similar property.

(m) All commercial tort claims (as defined in the UCC).

(n) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing ( Section 9.1(a) through 9.1(l)) or otherwise.

(o) All supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (i) rights and remedies relating to guaranties, contracts of suretyship, letter of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect thereto, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of Account Debtors or other persons securing the obligations of Account Debtors.

(p) All products, Proceeds, substitutions and accessions of any of the foregoing,

provided, however, that notwithstanding anything to the contrary set forth above, in no event shall the security interest granted under this Agreement or any other Loan Document attach to (x) any license, contract, property right or agreement (including any collateral directly associated with any of the foregoing) to which any Obligor is a party, or any of such Obligor’s rights and interests thereunder, if and for so long as the grant of such security interest (I) gives any other party to such license, contract, property right or agreement the right to terminate its obligations thereunder, (II) constitutes or results in the abandonment, invalidation or unenforceability of any right, title or interest of any Obligor therein, or (III) constitutes, or results in a breach or termination pursuant to the terms of, or a default under, such license, contract, property right or agreement, or (y) any Lease or Leasehold.

9.2	EXTENT, DURATION AND RELEASE OF COLLATERAL INTEREST.

(a) Upon any Permitted Disposition of any item of Collateral of any Obligor, such item of Collateral shall automatically be released from the Collateral Interest created hereunder and under any other Loan Document. The Lender, at the expense of the Obligors, agrees to execute and deliver such documents as such Obligor may reasonably request to evidence the release of any item of Collateral from the Collateral Interest granted hereby and under any other Loan Document.

(b) Upon the End Date, the Lender shall execute and deliver to the Borrower, at the Obligors’ expense, all UCC termination statements and similar documents that the Borrower shall reasonably request to evidence such termination, including, without limitation, written notice of such termination to (i) any and all Credit Card Processors party to any and all Credit Card Acknowledgements, (ii) any and all banks party to any and all Blocked Account Agreements or Control Agreements or who have otherwise received notifications of the Lender’s interest in a DDA or other account, and (iii) any and all other parties requiring notification under any other similar agreements or who have previously received notification from the Lender.

(c) Any such execution and delivery of termination statements or documents pursuant to this Section 9.2 shall be without recourse to, or warranty by, the Lender.

9.3	PERFECTION OF SECURITY INTERESTS.

(a) Except to the extent provided herein, the Obligors agree to take all action that the Lender may reasonably request as a matter of non-bankruptcy law to perfect and protect the Lender’s Collateral Interest in the Collateral and for such Collateral Interest to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements, providing such notices and assents of third parties, obtaining governmental approvals and providing such other instruments and documents in recordable form as the Lender may reasonably request. The Obligors irrevocably and unconditionally authorize the Lender to file at any time and from time to time such financing statements with respect to the Collateral naming the Lender or its designee as the secured party and Obligors as debtors, as Lender may reasonably require, together with any amendment and continuations with respect thereto, that (a) indicate the Collateral (i) as “all assets of the Obligors” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State of New York or such other jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of any jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including, as applicable (i) whether the each Obligor is an organization, the type of organization and any organization identification number issued to such Obligor and, (ii) in the case of a financing statement filed as a fixture filing, if any, a sufficient description of real property to which the Collateral relates. The Obligors agree to furnish any such information to the Lender promptly upon the Lender’s request. The Obligors hereby authorize the Lender to adopt on behalf of the Obligors any symbol required for authenticating any electronic filing. Without the written authorization of the Lender, in no event shall the Obligors at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming the Lender or its designee as secured party and the Obligors as debtor.

(b) The Obligors do not have any Chattel Paper (whether tangible or electronic) as of the date of this Agreement. In the event that the Obligors shall be entitled to or shall receive any Chattel Paper after the date hereof with a value in excess of $250,000, the Obligors shall promptly notify the Lender thereof in writing. Promptly upon the receipt thereof by the Obligors (including by any agent or representative), the Obligors shall deliver, or cause to be delivered to the Lender, all tangible Chattel Paper with a value in excess of $250,000 that the Obligors may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify, in each case except as the Lender may otherwise agree. At the Lender’s option after and during the continuance of an Event of Default, the Obligors shall, or Lender may at any time on behalf of the Obligors, cause the original of any such Chattel Paper with a value in excess of $250,000 to be conspicuously marked in a form and manner reasonably acceptable to Lender with the following legend referring to Chattel Paper as applicable: “This chattel paper is subject to the security interest of Bank of America, N.A. and any sale, transfer, assignment or encumbrance of this chattel paper violates the rights of such secured party.”

(c) In the event that the Obligors shall at any time hold or acquire an interest in any electronic Chattel Paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) with a value in excess of $500,000, the Obligors shall promptly notify the Lender thereof in writing. Promptly upon the Lender’s request, the Obligors shall take, or cause to be taken, such actions as the Lender may reasonably request to give Lender control of such electronic Chattel Paper with a value in excess of $250,000 in the manner specified in Section 9-105 of the UCC and control of such transferable record in the manner specified in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Except as set forth on EXHIBIT 9.3(d), the Obligors do not, as of the date of this Agreement, own or hold, directly or indirectly, beneficially or as record owner or both, any Investment Property or have any Investment Account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary.

(e) In the event that any of the Obligors shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Obligor shall promptly endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time reasonably specify. If any securities now or hereafter acquired by any of the Obligor are uncertificated and are issued to such Obligor or its nominee directly by the issuer thereof, such Obligor shall promptly notify the Lender thereof and shall as the Lender may specify, either (i) cause the issuer to agree to comply with instructions from the Lender as to such securities, without further consent of such Obligor or such nominee, or (ii) arrange for the Lender to become the registered owner of the securities..

(f) Except as set forth on EXHIBIT 9.3(f), the Obligors are not, as of the date of this Agreement, the beneficiary or otherwise entitled to any Letter of Credit Rights. In the event that any of the Obligors shall be entitled to or shall receive any Letter of Credit Rights after the date of this Agreement with a value in excess of $250,000, such Obligor shall promptly notify the Lender thereof in writing. The Obligors shall promptly, upon the reasonable request of the Lender, either (i) deliver, or cause to be delivered to Lender, with respect to any such letter of credit, banker’s acceptance or similar instrument with a value in excess of $250,000, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Lender, consenting to the assignment of the proceeds of the letter of credit to the Lender by the Obligors and agreeing to make all payments thereon directly to the Lender or as the Lender may otherwise direct or (ii) cause the Lender to become, at the Obligors’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be) in each case with a value in excess of $250,000.

(g) The Obligors do not have any commercial tort claims (as defined in the UCC) as of the date of this Agreement. In the event that the Obligors shall at any time after the date of this Agreement have any commercial tort claims (as defined in the UCC) with a value in excess of $250,000, the Obligors shall promptly notify the Lender thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by the Obligors to the Lender of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest as required herein the sending thereof by the Obligors to the Lender shall be deemed to constitute such grant to the Lender. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of the Lender otherwise provided herein or otherwise arising by the execution by the Obligors of this Agreement, the Lender is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Lender or its designee as secured party and Obligors as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, the Obligors shall promptly upon the Lender’s request, execute and deliver, or cause to be executed and delivered, to the Lender such other agreements, documents and instruments as Lender may reasonably require in connection with such commercial tort claim with a value in excess of $250,000.

ARTICLE X. - LENDER AS OBLIGORS’ ATTORNEY-IN-FACT:

10.1	APPOINTMENT AS ATTORNEY-IN-FACT.

The Obligors hereby irrevocably constitute and appoint the Lender as the Obligors’ true and lawful attorney, with full power of substitution, following the occurrence and during the continuance of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Obligors. The rights and powers granted the Lender by this appointment include but are not limited to the right and power to:

(a) Prosecute, defend, compromise, or release any action relating to the Collateral.

(b) Sign change of address forms to change the address to which the Obligors’ mail is to be sent to such address as the Lender shall designate; receive and open the Obligors’ mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Obligors or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Obligors, or other legal representative of the Obligors whom the Lender determines to be the appropriate person to whom to so turn over such mail.

(c) Endorse the name of the Obligors in favor of the Lender upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Obligors on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d) Sign the name of the Obligors on any notice to the Obligors’ Account Debtors or verification of the Receivables Collateral; sign the Obligors’ name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.

(e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which the Obligors are a beneficiary.

(f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Obligors.

(g) Use, license or transfer any or all General Intangibles of the Obligors.

10.2	NO OBLIGATION TO ACT.

The Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 10.1 herein, but if the Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Obligors for any act or omission to act except for any act or omission to act as to which there is a determination made in a judicial proceeding (in which proceeding the Lender has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE XI. - EVENTS OF DEFAULT:

Any event described in this Article X respectively shall constitute an “Event of Default” herein. Upon the occurrence and during the continuance of any Event of Default described in Section 11.9, any and all Liabilities shall become due and payable without any further act on the part of the Lender. Upon the occurrence and during the continuance of any other Event of Default, the Lender may declare any and all Liabilities immediately due and payable.

11.1	FAILURE TO PAY REVOLVING CREDIT.

The failure by the Obligors to pay: (a) any required amount of principal when due under the Revolving Credit, (b) any required interest under the Revolving Credit within Five Business Days after the same becomes due, or (c) within Seven Business Days after the same becomes due any other amount payable under the Revolving Credit.

11.2	FAILURE TO MAKE OTHER PAYMENTS.

The failure by the Obligors to pay within Seven Business Days after the same becomes due (or within Seven Business Days of a demand, if payable on demand) any payment Liability other than under the Revolving Credit.

11.3	FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD).

The failure by the Obligors to perform, discharge, or comply with any of the following provisions:

Section	Relates to:
5.2	Indebtedness
5.4	Dividends, Investments, Corporate Actions
5.8	Affiliate Transactions
6.12	Availability Covenant
Article VIII	Cash Management (for the purposes of Section 11.3, the Obligors’ compliance with Article VIII shall be determined ONLY after the occurrence and during the continuance of a Cash Management Event)

11.4	FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD).

(a) The failure of the Obligors to perform, discharge or comply with any of the following covenants or Liabilities, following the expiry of the applicable grace period specified in the chart below:

Section	Grace Period	Number of Grace Periods
4.6 (Title to Assets)	10 Business Days	1 per Fiscal Year
5.12 (Insurance)	5 Business Days	1 per Fiscal Year
6.4 (Borrowing Base Certificate)	5 Business Days	1 each Fiscal Quarter
6.6 (Monthly Reporting)	10 days	1 per Fiscal Quarter
6.7 (Quarterly Reporting	30 days	1 per Fiscal Year
6.8 (Annual Reporting)	30 days

(b) Any Obligor fails to perform or observe the covenants contained in Section 6.3 (notice) and such failure continues for 10 days after the Borrower has knowledge thereof.

(c) Any Obligor fails to perform or observe any other covenant or Liability contained in any Loan Document not specified in Sections 11.1, 11.2, 11.3, 11.4(a) or 11.4(b) hereof on its part to be performed or observed and such failure continues for 30 days after the Borrower has knowledge thereof.

11.5	MISREPRESENTATION.

Any representation or warranty at any time made by the Obligors to the Lender herein or in any other Loan Document, or in any document delivered in connection therewith, was not true or accurate in all material respects when given or deemed given.

11.6	BREACH OF MATERIAL CONTRACTS. BREACH OF LEASE.

(a) The occurrence of any event such that any Indebtedness of the Obligors in excess of $2,000,000 to any creditor other than the Lender or another Obligor which permits such creditor to Accelerate such Indebtedness (whether or not the subject creditor takes any action on account of such occurrence), unless such Acceleration has been waived by such creditor.

(b) The default by Obligors under any Material Contract which default continues for more than the applicable cure period as set forth therein, if any, and with respect thereto would reasonably be expected to have a Material Adverse Effect.

(c) The default by Obligors under any Credit Card Agreement, which default continues for more than the applicable cure period, if any, with respect thereto and would reasonably be expected to have a Material Adverse Effect, or any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to the Obligors to fund a reserve account or otherwise hold as collateral, which action would reasonably be expected to have a Material Adverse Effect, or shall require the Obligors to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, which action would reasonably be expected to have a Material Adverse Effect.

(d) Any Credit Card Issuer or Credit Card Processor shall send written notice to Obligors that it is ceasing to make or suspending payments generally to the

Obligors of amounts due or to become due to the Obligors or shall cease or suspend such payments generally, or shall send written notice to the Obligors that it is terminating its arrangements with the Obligors or such arrangements shall terminate, in each case: (i) as a result of any event of default by the Obligors under such arrangements, which default continues for more than the applicable cure period, if any, with respect thereto, unless the Obligors shall have entered into arrangements with another Credit Card Processor or Credit Card Issuer, as the case may be, with thirty (30) days after the date of such notice, and (ii) or such notice, action or termination would not reasonably be expected to have a Material Adverse Effect.

(e) The occurrence of any of the following with respect to Leases on which any Obligor is a lessee or is obligated:

(i)	Default by an Obligor under more than five (5) Leases of retail stores at any one time existing and continuing and the expiry of all applicable grace periods with respect thereto, except if (I) such default is disputed in good faith by such Obligor or (II) amounts due and unpaid with respect to such default do not exceed $1,000,000.

(ii)	Default by an Obligor under any Lease of any warehouse or distribution center which Lease involves monetary liability of such Obligor in an amount in excess of $1,000,000 in any Fiscal Year, and the expiry of all applicable grace periods with respect thereto, which would entitle the Landlord of such warehouse or distribution center to terminate the Lease, except (I) in the case of warehouse or distribution centers for which the Obligors has furnished the Lender with executed Collateral Access Agreements or (II) if such default is disputed in good faith by the Obligors.

11.7	ATTACHMENT; JUDGMENT; RESTRAINT OF BUSINESS.

One or more judgments or orders are entered against the Obligors involving in the aggregate a liability (net of any amount covered by third-party insurance) of $2,000,000 or more, and enough of such judgments or orders have not been vacated, discharged, stayed, satisfied or bonded pending appeal within any applicable appeal period to reduce the aggregate liability below $2,000,000 and there is a period of 30 consecutive days during which a stay of enforcement of such judgments or orders are not in effect, or any writ or attachment issued or levied upon any material assets of any Obligor to enforce any such judgment. The entry of any final order or the imposition of any other process having the force of law, the effect of which is to restrain in any way the conduct by the Obligors of their businesses in the ordinary course such that the restraint results in a Material Adverse Effect.

11.8	BUSINESS FAILURE.

Any act by any Obligor which act constitutes the determination by any Obligor to initiate a program of partial or total self-liquidation; application by an Obligor for, consent by an Obligor to, or voluntary sufferance by an Obligor of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any Obligor’s property; the granting by an Obligor of any trust mortgage or execution of an assignment for the benefit of the creditors of any Obligor; the offering by or entering into by any Obligor of any composition, extension, or any other arrangement seeking relief from or extension of the debts of such Obligor; or the initiation of any judicial or non-judicial proceeding or agreement by any Obligor which seeks or intends to accomplish a reorganization or arrangement with creditors; the failure by any Obligor to generally pay its debts as they mature; the filing of any complaint, application, or petition by an Obligor initiating any matter in which such Obligor is or may be granted any relief from the debts of that Obligor pursuant to the Bankruptcy Code or any other insolvency statute or procedure; and/or the initiation by any Obligor of the liquidation or winding up of all or any part of any Obligor’s business or operations.

11.9	BANKRUPTCY.

Application by any Person for the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any Obligor’s property; or the occurrence of any other involuntary liquidation proceeding for any Obligor; the initiation of any judicial or non-judicial proceeding against or including any Obligor which seeks or intends to accomplish a reorganization or arrangement with creditors; the initiation on behalf of any Obligor of a liquidation or winding up proceeding of all or any part of any Obligor’s business or operations; the filing of any complaint, application, or petition against any Obligor initiating any matter in which such Obligor is or may be granted any relief from the debts of that Obligor pursuant to the Bankruptcy Code or any other insolvency statute or procedure; in each case where such application, proceeding, complaint or petition continues undismissed or unstayed for 45 days.

11.10	INDICTMENT – FORFEITURE

The indictment of any Obligor or any member of any Obligors’ senior management, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Obligors which would have a Material Adverse Effect and/or the imposition of any stay or other order, the effect of which could be to restrain the conduct by the Obligor of its business in the ordinary course where such restraint would have a Material Adverse Effect.

11.11	CHALLENGE TO LOAN DOCUMENTS.

(a) Any challenge by or with the consent of any of the Obligors to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document.

(b) Any determination by any court or any other judicial authority that any Loan Document is not enforceable in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document in Collateral the value of which exceeds $3,000,000.

11.12 CHANGE IN CONTROL.

Any Change in Control shall have occurred.

ARTICLE XII. - RIGHTS AND REMEDIES UPON DEFAULT:

Upon the occurrence and during the continuance of any Event of Default described in Section 11.9 and upon Acceleration by the Lender as permitted under Article XI hereof, the Lender shall have the following rights and remedies in addition to all of the rights, remedies, powers, privileges, and discretions available to Lender prior to the occurrence of an Event of Default. No stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Lender’s exercise of any of such rights and remedies.

12.1	RIGHTS OF ENFORCEMENT.

The Lender shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Lender shall have all and each of the following rights and remedies:

(a) To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Lender.

(b) To give notice to any of the Obligors’ customs brokers to follow the instructions of the Lender as provided in any Customs Brokers Agreement.

(c) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(d) To take possession of all or any portion of the Collateral.

(e) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Lender deems advisable and with or without the taking of possession of any of the Collateral.

(f) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

(g) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities, as provided herein.

(h) To contact any of the Obligor’s Landlords in order to confirm the continued compliance by the Obligors with the terms and conditions of the Lease(s) between the Obligors and such Landlord and to discuss issues concerning the Obligors’ occupancy under such Lease(s) as the Lender may reasonably determine.

(i) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

12.2	SALE OF COLLATERAL.

(a) Any sale or other disposition of the Collateral by the Lender permitted hereunder may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Lender’s disposition of the Collateral.

(b) The Lender, in the exercise of the Lender’s rights and remedies upon default as specified in Article XII hereof, may conduct one or more going out of business sales, in the Lender’s own right or by one or more agents and contractors. Such sale(s)

may be conducted upon any premises owned, leased, or occupied by the Obligors. The Lender and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Lender or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Lender or such agent or contractor and neither the Obligors nor any Person claiming under or in right of the Obligors shall have any interest therein.

(c) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Borrower with such notice as may be practicable under the circumstances), the Lender shall give the Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Obligors agree that such written notice shall satisfy all requirements for notice to the Obligors which are imposed under the UCC or other applicable law with respect to the exercise of the Lender’s rights and remedies upon default.

(d) The Lender may credit bid and may purchase the Collateral, or any portion of it at any sale held under this Article XII.

(e) If any of the Collateral is sold, leased, or otherwise disposed of by the Lender on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Lender.

12.3	OCCUPATION OF BUSINESS LOCATION.

In connection with the Lender’s exercise of the Lender’s rights under this Article XII, the Lender may enter upon, occupy, and use any premises owned or occupied by the Obligors. The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender’s taking possession thereof, and may render any Collateral unusable to the Obligors. In no event shall the Lender be liable to the Obligors for use or occupancy by the Lender of any premises pursuant to this Article XII, nor for any charge (such as wages for the Obligors’ employees and utilities) incurred in connection with the Lender’s exercise of the Lender’s Rights and Remedies.

12.4	GRANT OF NONEXCLUSIVE LICENSE.

The Obligors hereby grants to the Lender a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Obligors now or hereafter has rights, such license being limited to the Lender’s exercise of the rights under Article XII hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

12.5	ASSEMBLY OF COLLATERAL.

The Lender may require the Obligors to assemble the Collateral and make it available to the Lender at the Obligors’ sole risk and expense at a place or places which are reasonably convenient to both the Lender and Obligors.

12.6 RIGHTS AND REMEDIES.

The rights, remedies, powers, privileges, and discretions of the Lender hereunder, under any other Loan Document or under applicable law (herein, the “Lender Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any Default shall operate as a waiver of any other Default hereunder. No single or partial exercise of any of the Lender’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any Person, at any time, shall preclude the other or further exercise of the Lender’s Rights and Remedies. No waiver by the Lender of any of the Lender’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Lender’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Lender may determine. The Lender’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

12.7	WHEN CONTINUING.

For all purposes under this Agreement, each Default and Event of Default that has occurred shall be deemed to be continuing at all times thereafter unless it either (a) is cured or corrected, or (b) is waived by the Lender.

12.8	RIGHTS UPON CURE.

After the cure or waiver of all Events of Default theretofore existing, upon request by the Borrower, the Lender, at the expense of the Obligors, shall deliver to the Borrower appropriate evidence of revocation of any notice previously delivered to a third party relating to the Lender’s exercise of its rights over Collateral, which revocation shall be without any representation or warranty.

ARTICLE XIII. - NOTICES:

13.1	NOTICE ADDRESSES.

All notices, demands, and other communications made in respect of the Loan Documents (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon written notice to all others given by certified mail, return receipt requested:

If to the Lender:

Bank of America, N. A.

40 Broad Street

Boston, Massachusetts 02109

Attention: Stephen J. Garvin, Managing Director

Fax: (617) 434-4312

With a copy to:

Brown Rudnick Freed & Gesmer

One Financial Center

Boston, MA 02111

Attention: Peter J. Antoszyk, Esquire

Fax: (617) 856-8201

If to the Obligors:

Charlotte Russe, Inc.

4645 Morena Boulevard

San Diego, CA 92117

Attention: Mark Hoffman, Chief Executive Officer

and Daniel Carter, Chief Financial Officer

Fax: (858) 875-0330

With a copy to:

Latham & Watkins LLP

600 West Broadway, Suite 1800

San Diego, CA 92101

Attention: Howard L. Armstrong, Esquire

Fax: (619) 696-7419

13.2	NOTICE GIVEN.

(a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)	By mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

(ii)	By recognized overnight express delivery: the Business Day following the day when sent.

(iii)	By Hand: upon delivery (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day).

(iv)	By Facsimile transmission: upon successful completion of transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day).

(v)	In respect of reports and other information to be provided by Obligors to Lender, by confirmed email: upon receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day).

(b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

(c) Lender will give the Obligors notice of its intention to foreclose on its security interests by recognized overnight express delivery.

ARTICLE XIV. - TERM:

14.1	TERMINATION OF REVOLVING CREDIT.

The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2.5(h) hereof) until the Termination Date.

14.2	ACTIONS ON TERMINATION.

If no Event of Default exists and is continuing on the Termination Date, the Obligors shall pay the Lender (whether or not then due), in immediately available funds, all then existing Liabilities including, without limitation: the entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans); any payments due on account of the indemnification obligations included in Section 2.10(f); any accrued and unpaid Unused Line Fee; and all unreimbursed costs and expenses of Lender for which the Obligors are responsible; and shall make such arrangements as are reasonably satisfactory to the Lender concerning any L/Cs then outstanding and contingent indemnity obligations that are pending or threatened. If an Event of Default exists and is continuing on the Termination Date, the Obligors shall pay the Lender (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans); any payments due on account of the indemnification obligations included in Section 2.10(f); any accrued and unpaid Unused Line Fee; and all unreimbursed costs and expenses of Lender for which the Obligors are responsible; shall make such arrangements as are reasonably satisfactory to the Lender concerning any L/C’s then outstanding and, if (i) a contingent indemnity obligation is pending or threatened, (ii) the continuing Event of Default arose under Sections 11.8 or 11.9, or (iii) an Acceleration of the Liabilities or a Liquidation has occurred, concerning contingent, indemnity obligations. Until payment as provided herein, all provisions of this Agreement, other than those contained in Article II which place an obligation on the Lender to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities, as the case may be, shall have been paid in full and arrangements with respect to L/Cs and contingent indemnity obligations as required herein have been made.

ARTICLE XV. - GENERAL:

15.1 PROTECTION OF COLLATERAL.

The Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender.

15.2	PUBLICITY.

The Lender, at its expense and with the Obligors’ consent (not to be unreasonably withheld), may (a) issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and (b) make reference to the Obligors (and may utilize any logo or other distinctive symbol associated with the Obligors) in connection with any advertising, promotion, or marketing undertaken by the Lender.

15.3	SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon the Obligors and the Obligors’ representatives, successors, and assigns and shall inure to the benefit of the Lender and its successors and assignees, provided that each such assignee is an Eligible Assignee (Eligible Assignees being referred to herein and the Loan Documents as “permitted assignees” or “permitted assigns” of the Lender), provided, however, no trustee or other fiduciary appointed with respect to the Obligors shall have any rights hereunder. In the event that the Lender or any Lender assigns or transfers its rights as permitted under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and, upon the assumption of all liabilities and obligations of such assignor by the assignee, such assignor shall be discharged and relieved from its duties and obligations hereunder.

15.4 SEVERABILITY.

Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

15.5 AMENDMENTS AND WAIVERS.

(a) Neither this Agreement nor the other Loan Documents nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by the Lender and each Obligor.

(b) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Obligors and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Obligors of the Obligors having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.

15.6	POWER OF ATTORNEY.

In connection with all powers of attorney included in this Agreement, the Obligors hereby grant unto the Lender full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Obligors might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Obligors and each shall survive the same. All powers of attorney conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender.

15.7	APPLICATION OF PROCEEDS.

The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Lender determines in its sole discretion, consistent, however, with the provisions of this Agreement. The Obligors shall remain liable for any deficiency remaining following such application.

15.8	INCREASED COSTS.

If the Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by the Lender to the Obligors of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, the Obligors shall pay to the Lender such additional amount or amounts (“Capital Adequacy Charge”) as will compensate the Lender for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of the Lender claiming entitlement to payment as set forth above shall be conclusive, absent manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to the Lender, and the method by which such amount was determined. In determining such amount, the Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

15.9	COSTS AND EXPENSES OF THE LENDER.

(a) The Obligors shall pay from time to time on demand (accompanied by reasonable supporting back-up documentation) all Costs of Collection and all reasonable costs, expenses, and disbursements of the Lender (including attorneys’ reasonable fees and expenses) which are incurred by the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities, except as set forth in Section 6.10(f).

(b) The Obligors authorize the Lender to pay all such fees and expenses and in the Lender’s discretion, to add such fees and expenses to the Loan Account.

(c) The undertaking on the part of the Obligors in this Section 15.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Obligors, other than a termination, release, or discharge which makes specific reference to this Section 15.9.

15.10	COPIES AND FACSIMILES.

This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished to any party hereof may be reproduced by such party by any photographic, xerographic, digital imaging, or other process, and such party making such reproduction may destroy any document so reproduced. Any such reproduction (other than promissory notes) shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

15.11 GOVERNING LAW

This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of the State of New York.

15.12 CONSENT TO JURISDICTION.

(a) The Obligors agree that any legal action, proceeding, case, or controversy against the Obligors with respect to any Loan Document may be brought in the Courts of the State of New York sitting in New York County or the United States District Court for the Southern District of New York, as the Lender may elect in the Lender’s sole discretion. By execution and delivery of this Agreement, the Obligors, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b) Each party hereto WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such party’s address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

(c) Each party hereto WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d) Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.

(e) Each party hereto irrevocably and unconditionally agrees that all claims in respect of any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, may be heard and determined in the Courts of the State of New York sitting in New York County and, to the fullest extent permitted by applicable law, the United States District Court for the Southern District of New York and any appellate court from any thereof.

15.13	INDEMNIFICATION.

The Obligors shall indemnify, defend, and hold the Lender any of its respective employees, officers, or agents (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by the Obligors, any guarantor or any other Person (as well as from attorneys’ reasonable fees of a single outside law firm, expenses, and disbursements in connection therewith) on account of the relationship of the Obligors or of any other guarantor of the Liabilities (each of which claims may be defended or pursued by the Indemnified Person with counsel of the Lender), provided that, the indemnity shall not, as to any Indemnified Person, be available (a) with respect to claims brought by any Obligor against the Lender or any other Indemnified Person seeking enforcement of any rights of any Obligor hereunder or under any other Loan Document, (b) where any Indemnified Person had acted in a grossly negligent manner, or in actual bad faith, or (c) where such claims arise from the bad faith or willful misconduct of any Indemnified Person, and; provided, further, that, no Indemnified Person may compromise or settle any such claims without the Obligors’ written consent, which consent shall not be unreasonably withheld or delayed, and shall not be required following an existing and continuing Event of Default that arose under Sections 11.8 or 11.9 or an Acceleration of the Liabilities or a Liquidation. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Obligors, other than a termination, release, or discharge duly executed on behalf of the Lender which makes specific reference to this Section 15.13.

15.14	RULES OF CONSTRUCTION.

The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a) Words in the singular include the plural and words in the plural include the singular.

(b) Cross references to Sections in this Agreement begin with the Article in which that Section appears and then the Section to which reference is made. (For example, a reference to “Section 5.6” is to subsection 6, which appears in Article V of this Agreement).

(c) Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument’s meaning, construction, or effect.

(d) The words “includes” and “including” are not limiting.

(e) Text which follows the words “including, without limitation” (or similar words) is illustrative and not limiting.

(f) Except where the context otherwise requires or where the relevant subsections are joined by “or”, compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision. Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by “or” may be accomplished by compliance with any of such subsections.

(g) Text which is shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(h) The words “may not” are prohibitive and not permissive.

(i) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(j) The symbol “$” refers to United States Dollars.

(k) Unless limited by reference to a particular Section or provision, any reference to “herein”, “hereof”, or “within” is to the entire Loan Document in which such reference is made.

(l) References to “this Agreement” or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(m) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i)	Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

(ii)	The word “from” means “from and including”.

(iii)	The words “to” and “until” each mean “to, but excluding”.

(iv)	The word “through” means “to and including”.

(n) In the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

15.15	RIGHT OF SET-OFF.

Any and all deposits or other sums at any time credited by or due to the Obligors from the Lender, and any cash, securities, instruments or other property of the Obligors in the possession of the Lender, whether for safekeeping or otherwise (regardless of the reason such Person had received the same), to the extent permitted by law, shall at all times constitute security for all Liabilities and for any and all obligations of the Obligors to the Lender and, after the occurrence and during the continuance of an Event of Default, may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Lender.

15.16	PLEDGES TO FEDERAL RESERVE BANKS.

Nothing included in this Agreement shall prevent or limit the Lender, to the extent that the Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341), from pledging all or any portion of that Lender’s interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Lender from its obligations hereunder or under any of the Loan Documents.

15.17	MAXIMUM INTEREST RATE.

Regardless of any provision of any Loan Document, the Lender shall not be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest’s exceeding such maximum rate shall be applied to the outstanding principal balance of any Revolving Credit Loans or, if it exceeds such unpaid principal, refunded the Borrower.

15.18	WAIVERS.

(a) The Obligors make each of the waivers included in Section 15.18(b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Obligors as provided herein, whether not or in the future, is relying on such waivers.

(b) THE OBLIGORS WAIVES THE FOLLOWING:

(i)	Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii)	Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Lender’s exercising of the Lender’s rights upon default.

(iii)	THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT),

WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE OBLIGORS OR ANY OTHER PERSON AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv)	The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Lender may or may become entitled to take hereunder.

(v)	Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(vi)	Any claim to consequential, special, or punitive damages.

15.19	COUNTERPARTS.

This Agreement, any of the other Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

15.20	CONFIDENTIAL INFORMATION.

(a) The Lender will maintain as confidential and not disclose to any third party all of the following:

(i)	Proprietary approaches, techniques, and methods of analysis which are applied by Lender in the administration of the credit facility contemplated by this Agreement.

(ii)	Proprietary forms and formats utilized by Lender in providing reports to the Lenders pursuant hereto, which forms or formats are not of general currency.

(iii)	All information provided by the Obligors pursuant to, or obtained by or disclosed to the Lender in connection with, the Loan Documents, other than any information which becomes known to the general public other than through the Lender or breach of an obligation of confidentiality.

(b) Nothing included herein shall prohibit the disclosure of any such information as may be required to be provided by judicial process or by regulatory authorities having jurisdiction over any party to this Agreement.

15.21	ADDITIONAL WAIVERS

(a) The Liabilities are the joint and several obligations of each Obligor. To the fullest extent permitted by applicable law, the obligations of each Obligor hereunder shall not be affected by (i) the failure of the Lender to assert any claim or demand or to enforce or exercise any right or remedy against any other Obligor under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, including with respect to any other Obligor of the Liabilities under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Lender.

(b) The obligations of each Obligor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Liabilities), including any claim of waiver, release, surrender, alteration or compromise of any of the Liabilities, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Liabilities or otherwise. Without limiting the generality of the foregoing, the obligations of each Obligor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Liabilities, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Obligor or that would otherwise operate as a discharge of any Obligor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Liabilities).

(c) To the fullest extent permitted by applicable law, each Obligor waives any defense based on or arising out of any defense of any other Obligor or the unenforceability of the Liabilities or any part thereof from any cause, or the cessation from any cause of the liability of any other Obligor, other than the indefeasible payment in full in cash of all the Liabilities. The Lender may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Liabilities, make any other accommodation with any other Obligor, or exercise any other right or remedy available to them against any other Obligor, without affecting or impairing in any way the liability of any Obligor hereunder except to the extent that all the Liabilities have been indefeasibly paid in full in cash. Pursuant to applicable law, each Obligor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Obligor against any other Obligor, as the case may be, or any security.

(d) Upon payment by any Obligor of any Liabilities, all rights of such Obligor against any other Obligor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Liabilities. In addition, any indebtedness of any Obligor now or hereafter held by any other Obligor is hereby subordinated in right of payment to the prior payment in full of the Liabilities. None of the Obligors will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Obligor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Obligor, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited against the payment of the Liabilities, whether matured or unmatured, in accordance with the terms of the Loan Documents.

Intentionally Left Blank

CHARLOTTE RUSSE, INC.

(“Borrower”)

By:	/s/ DANIEL T. CARTER
Print Name:	Daniel T. Carter
Title:	Executive Vice President and Chief Financial Officer

CHARLOTTE RUSSE ADMINISTRATION, INC.

(an “Obligor”)

By:	/s/ DANIEL T. CARTER
Print Name:	Daniel T. Carter
Title:	Executive Vice President and Chief Financial Officer

CHARLOTTE RUSSE HOLDING, INC.

(an “Obligor”)

By:	/s/ DANIEL T. CARTER
Print Name:	Daniel T. Carter
Title:	Executive Vice President and Chief Financial Officer

CHARLOTTE RUSSE MERCHANDISING, INC.

(an “Obligor”)

By:	/s/ DANIEL T. CARTER
Print Name:	Daniel T. Carter
Title:	Executive Vice President and Chief Financial Officer

Signature Page To Loan & Security Agreement

BANK OF AMERICA, N.A.

(“Lender”)

By:	/s/ STEPHEN J. GARVIN
Print Name:	Stephen J. Garvin
Title:	Managing Director

Signature Page To Loan & Security Agreement

EXHIBIT 2.18(a)

L/C PRICING SCHEDULE

ISSUANCE

Issuance Fee:	0.125% flat fee on Letter of Credit Amount. Minimum $85.00
Telex Charges:	$40.00 flat fee

AMENDMENT

Amendment Fee:	0.125% flat fee on the increase (if any). Minimum $60.00 or $60.00 flat fee for other Amendments
Telex Charges:	$30.00 flat fee

NEGOTIATIONS

Doc. Examination Fee:	0.125% flat fee on the value of each set. Minimum $85.00 per set
Acceptance Commission:	1.5% p.a. Minimum $125.00

FAX PER PAGE	No Charge

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